Exhibit 10.1

INVESTMENT AGREEMENT

dated as of June 22, 2009

among

REPUBLIC AIRWAYS HOLDINGS INC.

FRONTIER AIRLINES HOLDINGS, INC.,

FRONTIER AIRLINES, INC.

and

LYNX AVIATION, INC.

TABLE OF CONTENTS

Page

ARTICLE 1
Definitions

Section 1.01. Definitions
Section 1.02. Other Definitional and Interpretative Provisions

ARTICLE 2
Issuance And Purchase Of Common Shares

Section 2.01. Issuance and Purchase of Common Shares
Section 2.02. Closing

ARTICLE 3
Representations And Warranties Of The Companies

Section 3.01. Bankruptcy Court Orders
Section 3.02. Capitalization; Securities
Section 3.03. Financial Advisors and Brokers
Section 3.04. Controls
Section 3.05. Aircraft
Section 3.06. Certificated Air Carrier
Section 3.07. Slots and Gate Interests
Section 3.08. Foreign Corrupt Practices Act
Section 3.09. Corporate Existence; Compliance with Law
Section 3.10. Corporate Power, Authorization, Enforceable Obligations
Section 3.11. Financial Statements and Reports
Section 3.12. Absence of Certain Changes or Events
Section 3.13. Ownership of Property; Real Estate; Liens
Section 3.14. Labor Matters
Section 3.15. Ventures, Subsidiaries and Affiliates; Outstanding Equity Securities and Indebtedness
Section 3.16. Taxes.
Section 3.17. ERISA
Section 3.18. No Litigation
Section 3.19. Intellectual Property
Section 3.20. Environmental Matters
Section 3.21. Insurance
Section 3.22. Contracts
Section 3.23. Exemption from Registration

ARTICLE 4
Representations And Warranties Of The Investor

Section 4.01. Organization
Section 4.02. Authorization of Agreements
Section 4.03. Consents; No Conflicts
Section 4.04. Financial Advisors and Brokers
Section 4.05. Ownership of Equity Securities; Purpose of Investment
Section 4.06. Citizenship
Section 4.07. Financing

ARTICLE 5
Pre-closing Covenants

Section 5.01. Interim Operations
Section 5.02. Bankruptcy Filings, Covenants and Agreements
Section 5.03. No Solicitation of Alternative Transactions
Section 5.04. Accounting Policies
Section 5.05. Postpetition Transactions and Settlements
Section 5.06. Taxes
Section 5.07. Flight Operations
Section 5.08. Notice of Incidents and Accidents
Section 5.09. Aircraft Maintenance Programs
Section 5.10. No Title IV Liability
Section 5.11. Claims
Section 5.12. Proceeds to General Unsecured Creditors

ARTICLE 6
Additional Covenants

Section 6.01. Information Rights and Access
Section 6.02. Company Reports; Financial Statements
Section 6.03. Publicity
Section 6.04. Tax Contests
Section 6.05. Investor Financing
Section 6.06. Transaction Court Documents
Section 6.07. Director and Officer Liability and Indemnification

ARTICLE 7
Conditions

Section 7.01. Conditions to Both the Investor’s and the Company’s Obligations
Section 7.02. Conditions to the Investor’s Obligations
Section 7.03. Conditions to the Company’s Obligations

ARTICLE 8
Termination

Section 8.01. Termination of Agreement
Section 8.02. Effect of Termination

ARTICLE 9
Miscellaneous

Section 9.01. Collective Bargaining Agreements
Section 9.02. Survival of Representations and Warranties
Section 9.03. Specific Performance
Section 9.04. Notices
Section 9.05. Entire Agreement; Amendment
Section 9.06. Counterparts
Section 9.07. Governing Law; Jurisdiction
Section 9.08. Successors and Assigns
Section 9.09. No Third-Party Beneficiaries
Section 9.10. Binding Effect
Section 9.11. Company Disclosure Schedules

EXHIBIT	A	form of Investment Agreement and Bidding Procedures Order
EXHIBIT	B	Company disclosure Schedules
EXHIBIT	C	Investor Disclosure Schedules
EXHIBIT	D	Form of Disclosure Statement

Schedule	1.01(b)	Knowledge Group
Schedule	5.06	Taxes
Schedule	5.10	Multiemployer Plan Liabilities and Ovligations
Schedule	6.07	D&O Insurance Premium
Schedule	7.02(k)	Regulatory Approvals
Schedule	7.02(m)	Scope of Tax Due Diligence

INVESTMENT AGREEMENT

THIS INVESTMENT AGREEMENT (together with all exhibits and schedules hereto and as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms hereof, the “Agreement”), dated as of June 22, 2009, by and among Republic Airways Holdings Inc., a Delaware corporation (the “Investor”), Frontier Airlines Holdings, Inc., a Delaware corporation (the “Company”), Frontier Airlines, Inc., a Colorado corporation (“Frontier Airlines”), and Lynx Aviation, Inc., a Colorado corporation (“Lynx,” and, together with the Company and Frontier Airlines, the “Companies”), and their respective successors, including, as the context may require, on or after the Effective Date, as reorganized pursuant to the Bankruptcy Code.

W I T N E S S E T H:

WHEREAS, on April 10, 2008, the Companies filed voluntary petitions commencing cases (the “Cases”) under Chapter 11 of Title 11 of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”);

WHEREAS, the Companies have continued in the possession of their assets and in the management of their businesses pursuant to Sections 1107(a) and 1108 of the Bankruptcy Code;

WHEREAS, pursuant to the Plan (as defined below), the Company intends to cancel the existing outstanding Equity Securities of the Company upon the Effective Date (as defined below) and issue a number of common shares of the Company (the “Common Shares”), representing 100% of the total equity capital of the Company on a Fully Diluted Basis (as defined below) to the Investor (the “Investment”) in exchange for the Investment Price (as defined below);

WHEREAS, the parties intend that the transactions contemplated hereby will be implemented by, and take effect on the Effective Date (or such other time as provided in Section 2.02), subject to the satisfaction of the conditions set forth herein; and

WHEREAS, the Company and the Investor desire to make certain representations, warranties, covenants and agreements in connection with the transactions contemplated herein;

NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows, in the case of the Companies, subject to Bankruptcy Court approval of this Investment Agreement:

ARTICLE 1
Definitions

Section 1.01 .  Definitions.  As used in this Agreement, the following terms shall have the meanings set forth below:

“Affiliate” means, with respect to any specified Person, a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the specified Person, where “control” (including the terms “controlling,” “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise; provided, however, that when used with respect to the Company, “Affiliate” shall not include the Investor or any Affiliate of the Investor.

“Agreement” has the meaning set forth in the preamble hereto.

“Air Carrier” means each of Frontier Airlines and Lynx.

“Airport Authority” means any city or any public or private board or other body or organization chartered or otherwise established for the purpose of administering, operating or managing airports or related facilities, which in each case is an owner, administrator, operator or manager of one or more airports or related facilities.

“Alternative Transaction” means (a) a merger or other business combination or similar transaction, (b) any sale of assets or other disposition of assets pursuant to Section 363 of the Bankruptcy Code or pursuant to a plan of reorganization, in either case that would be materially inconsistent with the Investment or the transactions contemplated herein, (c) any sale of Equity Securities of any of the Companies or (d) any Stand Alone Plan.  For the avoidance of doubt, any transaction expressly permitted under this Agreement or any transaction to which the Investor, in its sole discretion, consents shall not be an Alternative Transaction.

“Approvals” has the meaning set forth in Section 7.02(k) hereof.

“Arbitrable Dispute” means any dispute, controversy or claim between the parties hereto with respect to Article 8.

“Arbitration Demand Notice” means a written demand that an Arbitrable Dispute be resolved by binding arbitration.

“Arbitration Demand Date” has the meaning set forth in Section 8.02(e)(ii) hereto.

“Arbitration Rules” means the Rules of the American Arbitration Association and its procedures for Large, Complex Commercial Disputes, as then currently in effect.

“Auction Termination Date” has the meaning set forth in Section 5.02(b).

“Bankruptcy Code” has the meaning set forth in the recitals hereto.

“Bankruptcy Court” has the meaning set forth in the recitals hereto.

“Board” means the board of directors of the Company (including, with respect to periods following the Effective Date, the reorganized Company).

“Books and Records” means any books and records of each of the Companies relating to period prior to the Closing.

“Business Day” means any day other than a Saturday, Sunday or a day on which banking institutions of the State of New York are authorized by law or executive order to close.

“Business Plan” is the business plan of the Company identified as version 5.4a, dated as of June 3, 2009, and delivered to the Investor prior to the date hereof, which shall be deemed modified to reflect any changes in the fleet plan made at the request of the Investor to satisfy Section 7.02(f).

“By-Laws” means the by-laws of the Company, as amended from time to time (including, with respect to periods following the Effective Date, the by-laws of the reorganized Company).

“Cases” has the meaning set forth in the recitals hereto.

“Certificated Air Carrier” means a Person holding a certificate of public convenience and necessity issued pursuant to Chapter 411 of Title 49 and an air carrier operating certificate issued under Part 121 of the FAR pursuant to Chapter 447 of Title 49, in each case issued by the Secretary of Transportation, for aircraft capable of carrying ten or more individuals or 6,000 pounds or more of cargo, or that is otherwise certified or registered to the extent required to fall within the purview of Section 1110 of the Bankruptcy Code.

“Certificate of Incorporation” means the Certificate of Incorporation of the Company, as amended from time to time (including, in each case, with respect to periods following the Effective Date, of the reorganized Company).

“Chapter 11” means Chapter 11 of the Bankruptcy Code.

“Common Shares” has the meaning set forth in the recitals hereto.

“Closing” means the closing of the sale and purchase of the Common Shares pursuant to Section 2.01 hereof.

“Closing Date” has the meaning set forth in Section 2.02(a) hereof.

“Companies” has the meaning set forth in the preamble hereto.

“Company” has the meaning set forth in the preamble hereto.

“Company Aircraft” has the meaning set forth in Section 3.05(a) hereof.

“Company Disclosure Schedules” has the meaning set forth in Article 3.

“Computer Software” means all computer software and databases (including, without limitation, source code, object code and all related documentation).

“Confirmation Order” has the meaning set forth in the definition of “Effective Date” herein.

“Contracts” means all contracts now owned or hereafter acquired by any of the Companies, in any event, including all contracts, undertakings, or agreements in or under which any of the Companies may now or hereafter have any right, title or interest.

“Creditors’ Committee” means the statutory committee of unsecured creditors appointed in the Cases pursuant to Section 1102 of the Bankruptcy Code.

“DIP Credit Agreement” means the Senior Secured Superpriority Debtor-in-Possession Credit Agreement, dated as of April 1, 2009, among the Companies, the Investor and the other lenders and agents from time to time party thereto, after giving effect to all amendments, waivers, supplements, modifications and any substitutions therefor.

“DIP Facility” means the Companies’ debtor-in-possession term loan facility provided under the DIP Credit Agreement, as the same may exist from time to time while the Cases are pending.

“Disclosure Statement” means a disclosure statement with respect to the Plan, substantially in the form of Exhibit D hereto or otherwise reasonably satisfactory in form and substance to the Investor, subject to Section 6.06 hereof.

“DOT” means the United States Department of Transportation and any successor thereto.

“D&O Insurance” has the meaning set forth in Section 6.07(b) hereof.

“Effective Date” means the effective date of the Plan; provided that unless the Investor agrees otherwise, in no event shall the Effective Date occur (a) earlier than the date that the Bankruptcy Court approves and enters the order, in form and substance satisfactory to the Investor in its sole discretion, subject to Section 6.06 hereof, confirming the Plan (the “Confirmation Order”), (b) while the Confirmation Order is stayed or after it has been vacated or overturned, (c) before all Approvals are obtained and have become final, and (d) before all applicable waiting periods imposed by Law in connection with the transactions contemplated by the Transaction Documents have expired or have been terminated.

“Employee Plans” has the meaning ascribed to it in Section 3.17(a).

“Environmental Laws” means all Laws, now or hereafter in effect, and any applicable judicial or administrative interpretation thereof, imposing liability or standards of conduct for or relating to the regulation and protection of human health, safety, the environment and natural resources (including ambient air, surface water, groundwater, wetlands, land surface or subsurface strata, wildlife, aquatic species and vegetation). Environmental Laws include CERCLA; the Hazardous Materials Transportation Act of 1994 (49 U.S.C. Sections 5101 et seq.); the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. Sections 136 et seq.); the Resource Conservation and Recovery Act (42 U.S.C. Sections 6901 et seq.); the Toxic Substances Control Act (15 U.S.C. Sections 2601 et seq.); the Clean Air Act (42 U.S.C. Sections 7401 et seq.); the Clean Water Act (33 U.S.C. Sections 1251 et seq.); the Occupational Safety and Health Act (29 U.S.C. Sections 651 et seq.); and the Safe Drinking Water Act (42 U.S.C. Sections 300(f) et seq.), and any and all regulations promulgated thereunder, and all analogous state, local and foreign counterparts or equivalents and any transfer of ownership notification or approval statutes.

“Environmental Liabilities” means, with respect to any Person, all liabilities, obligations, responsibilities, response, remedial and removal costs, investigation and feasibility study costs, capital costs, operation and maintenance costs, losses, damages, punitive damages, property damages, natural resource damages, consequential damages, treble damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts and consultants), fines, penalties, sanctions and interest incurred as a result of or related to any claim, suit, action, investigation, proceeding or demand by any Person, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute or common law, Environmental Laws or Environmental Permits, in each case, in connection with, or otherwise related to, any Release or threatened Release or presence of a Hazardous Material (whether on, at, in, under, from or about or in the vicinity of any real or personal property) or any environmental matter or any Hazardous Material Exposure.

“Environmental Permits” means all permits, licenses, authorizations, certificates, approvals or registrations required by any Governmental Entity under any Environmental Laws.

“Equity Securities” means (i) capital stock of, or other equity interests in, any Person, (ii) securities convertible into or exchangeable for shares of capital stock, voting securities or other equity interests in such Person or (iii) options, warrants or other rights to acquire the securities described in clauses (i) and (ii), whether fixed or contingent, matured or unmatured, contractual, legal, equitable or otherwise.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any regulations promulgated thereunder.

“ERISA Affiliate” has the meaning ascribed to it in Section 3.17(a).

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Expenses” mean all reasonable, actual and documented out-of-pocket fees and expenses in an aggregate amount not to exceed $350,000 incurred by or on behalf of the Investor in connection with the due diligence, negotiation, preparation, execution, delivery and court approval of the Transaction Documents and the transactions contemplated thereby and in connection with the exercise of any rights and remedies thereunder, including, but not limited to, reasonable, actual and documented fees and expenses of its legal counsel and the third-party consultants that are engaged by the Investor to assist in such  transactions.

“FAA” means the Federal Aviation Administration of the United States and any successor thereto.

“FAA Certificate of Airworthiness” means the certificate of airworthiness issued by the FAA with respect to the Company Aircraft.

“FAPA CBA” has the meaning ascribed to it in Section 9.01(a).

“FAR” means the Federal Aviation Regulations.

“Financial Statements” has the meaning ascribed to it in Section 3.11(a).

“Foreign Corrupt Practices Act” has the meaning set forth in Section 3.08(a) hereof.

“Frontier Airlines” has the meaning set forth in the preamble hereto.

“Fully Diluted Basis” means the number of shares of Common Stock, without duplication, which are issued and outstanding or owned or held, as applicable, at the date of determination (including, on the Closing Date, all shares of Common Stock and other Equity Interests reserved for issuance under the Plan) plus the number of shares of Common Stock issuable pursuant to any Equity Securities then outstanding convertible into or exchangeable or exercisable for (whether or not subject to contingencies or passage of time, or both) shares of Common Stock.

“GAAP” means U.S. generally accepted accounting principles as in effect at the relevant time or for the relevant period.

“Gate Interests” shall mean all of the right, title, privilege, interest, and authority now or hereafter acquired or held by each Company in connection with the right to use or occupy holdrooms, jetways and passenger boarding and deplaning space and any related airport facilities used by each Company for its operations, including ticket counter space, baggage claim and baggage makeup space, lounge space, maintenance/hangar facilities, and administrative office space, in any airport at which such Company conducts scheduled operations.

“Governmental Entity” means any government or political subdivision or department thereof, any governmental or regulatory body, commission, board, bureau, agency or instrumentality, or any court or arbitrator or alternative dispute resolution body, in each case whether federal, state, local or foreign.

“Hazardous Material” means any substance, material or waste that is, or the Release of which is, regulated by, or forms the basis of liability now or hereafter under, any Environmental Laws, including any material or substance that is (a) defined as a “solid waste,” “hazardous waste,” “hazardous material,” “hazardous substance,” “extremely hazardous waste,” “restricted hazardous waste,” “pollutant,” “contaminant,” “hazardous constituent,” “special waste,” “toxic substance” or other similar term or phrase under any Environmental Laws, or (b) petroleum or any fraction or by-product thereof, asbestos, polychlorinated biphenyls (PCBs), mold or any radioactive substance.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations promulgated thereunder.

“IBT CBAs” has the meaning ascribed to it in Section 9.01(b).

“Initial Approvals” has the meaning ascribed to it in Section 7.02(k).

“Intellectual Property” means all material (i) trademarks, service marks, brand names, certification marks, trade dress, domain names and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of the foregoing, any extension, modification or renewal of any such registration, (ii) patents, applications for patents (including divisions, continuations, continuations in part and renewal applications), and any renewals, extensions or reissues thereof, in any jurisdiction, (iii) Trade Secrets, (iv) copyright rights, whether registered or not, and registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof, and (v) any similar intellectual property or proprietary rights.

“Investment” has the meaning set forth in the recitals hereto.

“Investment Agreement and Bidding Procedures Motion” means the motion filed by the Companies in the Bankruptcy Court seeking entry of the Investment Agreement and Bidding Procedures Order.

“Investment Agreement and Bidding Procedures Order” means the order entered by the Bankruptcy Court in the form of Exhibit A hereto or otherwise satisfactory in form and substance to the Investor in its sole discretion, subject to Section 6.06 hereof.

“Investment Price” has the meaning set forth in Section 2.01 hereof.

“Investor” has the meaning set forth in the preamble hereto.

“Investor Disclosure Schedules” has the meaning set forth in Article 4.

“IRC” means the Internal Revenue Code of 1986, as amended from time to time.

“IT Assets” means computers, Computer Software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines and all other information technology equipment and elements and all associated documentation.

“Knowledge” means the knowledge of the executive officers listed on Schedule 1.01(b) after reasonable inquiry.

“Law” means any law, treaty, statute, ordinance, code, principle of common law, rule or regulation of a Governmental Entity or judgment, decree, order, writ, award, injunction or determination of an arbitrator or court or other Governmental Entity.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever intended for security (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

“Loan” has the meaning ascribed to such term in the DIP Credit Agreement.

“Lynx” has the meaning set forth in the preamble hereto.

“Material Adverse Effect” means a material adverse change in the business, condition or prospects of the Companies, in each case taken as a whole when measured against the Business Plan, taken as a whole.

“Material Contract” has the meaning ascribed to it in Section 3.22(a).

“Material Real Estate Contracts” means (for purposes of the Agreement only) any lease, usufruct, use agreement, license, permit or other occupancy or facility use agreement under which a Company is a tenant, sub-tenant, permittee, licensee or counterparty relating to major facilities required for a Company’s operations, the loss of which would result in a Material Adverse Effect.

“Multiemployer Plans” has the meaning ascribed to it in Section 3.17(a).

“Notice” has the meaning ascribed to it in Section 5.03(b).

“Outstanding Amount” means the then-current balance of the outstanding principal, interest and other amounts owed to the Investor in respect of its participation in the DIP Facility, including all reasonable, actual and documented out-of-pocket expenses incurred by the Investor in connection therewith to the extent such expenses have not been advanced or reimbursed by the Companies.

“Permits” has the meaning ascribed to it in Section 3.06.

“Person” means any individual, corporation, company, association, partnership, limited liability company, joint venture, trust, unincorporated organization or Governmental Entity.

“Plan” means a plan of reorganization substantially in the form attached to the Disclosure Statement or otherwise consistent with the Term Sheet (including all plan supplements, exhibits, schedules and plan documents) and in form and substance satisfactory to the Investor in its sole discretion, subject to Section 6.06 hereof.

“Policy” has the meaning ascribed to it in Section 3.21.

“Postpetition” means, when used with respect to any indebtedness, agreement, instrument, claim, proceeding or other matter, indebtedness pursuant to any agreement or instrument first entered into or becoming effective, or claim, proceeding that first arose or was first instituted, or another matter that first occurred, after the commencement of the Cases.

“Proceeding” means any legal actions, suits, proceedings, claims or disputes.

“Real Estate” has the meaning ascribed to it in Section 3.20(a).

“Regulatory Approvals” means, to the extent necessary in connection with the consummation of the transactions contemplated by the Transaction Documents, any and all certificates, permits, licenses, franchises, concessions, grants, consents, approvals, orders, registrations, authorizations, waivers, exemptions, variances or clearances from, or filings or registrations with, Governmental Entities (and shall not include waiting periods under the HSR Act or otherwise imposed by Law).

“Release” means any release, threatened release, spill, emission, leaking, pumping, pouring, emitting, emptying, escape, injection, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Material in the indoor or outdoor environment, including the movement of Hazardous Material through or in the air, soil, surface water, ground water or property.

“Relevant Hearing” has the meaning set forth in Section 6.06(a) hereof.

“Representatives” means, with respect to any Person, such Person’s officers, directors, employees, agents, attorneys, accountants, consultants, equity financing partners or financial advisors or other Person associated with, or acting on behalf of, such Person.

“Seabury” has the meaning set forth in Section 3.03 hereof.

“SEC” means the U.S. Securities and Exchange Commission.

“SEC Report” has the meaning ascribed to it in Section 3.11(b).

“Securities Act” means the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Slots” mean each and every (i) “slot” as defined in 14 CFR § 93.213(a)(2), as that section may be amended or re-codified from time to time, including slots at Ronald Reagan Washington National Airport; (ii) operating authorization for a landing or takeoff operation at a specified time period at any airport in the United States subject to orders or regulations issued by the FAA (including, but not limited to, operating authorizations at New York LaGuardia Airport, as defined in the FAA’s final order, Operating Limitations at New York LaGuardia Airport, Docket No. FAA 2006-25755-82 dated December 13, 2006, published in the Federal Register at 71 Fed. Reg. 77854 (Dec. 27, 2006)), as such order may be amended or re-codified from time to time, and in any subsequent order or regulation issued by the FAA, as such order may be amended or re-codified from time to time, (iii) authorization granted by a Governmental Entity to conduct a landing or takeoff during a specific hour or other period at any United States or foreign airport, and (iv) slot exemption pursuant to 49 U.S.C. §§ 41716 and 41718, as such statute may be amended or re-codified from time to time, including but not limited to slot exemptions at New York LaGuardia Airport and Ronald Reagan Washington National Airport, in each case of the Companies now held or hereafter acquired (other than “slots” which prior to the date of this Agreement have been permanently allocated to another air carrier and in which any of the Companies holds temporary use rights).

“SOX Act” has the meaning ascribed to it in Section 3.11(b).

“Stand Alone Plan” means any plan of reorganization or plan of liquidation for which the Investor or an Affiliate of the Investor is not the sponsor, including without limitation any such plan for which any of the Companies is the sponsor or there is no sponsor.

“Stockholder” means, with respect to any Person, each holder of Common Stock of such Person.

“Subsidiary” means as to any Person, any other Person of which more than fifty percent (50%) of the shares of the voting stock or other voting interests are owned or controlled, or the ability to select or elect more than fifty percent (50%) of the directors or similar managers is held, directly or indirectly, by such first Person or one or more of its Subsidiaries.

“Subsequent Reports” has the meaning set forth in Section 6.02(a) hereof.

“Successful Investor” means the Person who makes the highest or otherwise best investment proposal, as determined in accordance with the Investment Agreement and Bidding Procedures Order.

“Successful Proposal” means the highest or otherwise best investment proposal, as determined in accordance with the Investment Agreement and Bidding Procedures Order.

“Superior Proposal” has the meaning set forth in Section 5.03(b).

“Tax” (and with correlative meaning “Taxes” and “Taxable”) means (1) any foreign, federal, state or local income, gross receipts, capital, franchise, import, goods and services, estimated, alternative minimum, add on minimum, sales, use, transfer, real property gains, registration, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, environmental, customs, duties, real property, personal property, capital stock, social security, unemployment, disability, payroll, license, employee or other withholding, or other tax, of any kind whatsoever, including any interest, penalties or additions to tax or additional amounts in respect of the foregoing, (2) any liability for the payment of any amounts of the type described in (1) as a result of being a member of a consolidated, combined, unitary or aggregate group for any Taxable period, and (3) any liability for the payment of any amounts of the type described in (1) or (2) as a result of being a transferee or successor to any person or as a result of any express or implied obligation to indemnify any other person.

“Tax Contests” has the meaning set forth in Section 6.04 hereof.

“Tax Return” means any return, declaration, report, claim for refund, information return or other document (including any related or supporting schedule, statement or information) filed or required to be filed with any taxing authority in connection with the determination, assessment or collection of any Tax of any party or the administration of any laws, regulations or administrative requirements relating to any Tax.

“Termination Fee” has the meaning set forth in Section 8.02(b) hereof.

“Term Sheet” means the Term Sheet dated June 5, 2009, between the Companies and the Investor with respect to a plan of reorganization.

“Title 11” means Title 11 of the United States Code, as amended and in effect from time to time.

“Title 49” means Title 49 of the United States Code, as amended and in effect from time to time, and the regulations promulgated pursuant thereto.

“Transaction Documents” means this Agreement, the Term Sheet, the Plan, the Investment Agreement and Bidding Procedures Order and the Confirmation Order.

“Transaction Court Documents” means the Investment Agreement and Bidding Procedures Order, the Disclosure Statement, the order approving the Disclosure Statement, the Plan and the Confirmation Order.

“Treasury Regulation” means the regulation promulgated under the IRC.

“TWU CBA” has the meaning ascribed to it in Section 9.01(c).

Section 1.02 .  Other Definitional and Interpretative Provisions.  The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  Unless otherwise specified, any references to a party’s “judgment”, “satisfaction” or words of a similar import shall mean in such party’s sole judgment.  The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.  References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified.  All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.  Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement.  Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular.  Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import.  “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form.  References to any statute shall be deemed to refer to such statute as amended from time to time and to any rules or regulations promulgated thereunder.  References from or through any date mean, unless otherwise specified, from and including or through and including, respectively.  References to “law”, “laws” or to a particular statute or law shall be deemed also to include any Law.

ARTICLE 2
Issuance And Purchase Of Common Shares

Section 2.01 .  Issuance and Purchase of Common Shares.  Upon the terms and subject to the conditions set forth in this Agreement, and in reliance upon the representations and warranties hereinafter set forth, at the Closing, the reorganized Company will issue, sell and deliver to the Investor, and the Investor will purchase from the reorganized Company, 1,000 Common Shares, free and clear of all Liens, other than Liens created by the Investor or permitted by the Investor, and representing 100% of the total equity capital of the Company on a Fully Diluted Basis for an aggregate purchase price of One Hundred and Eight Million Seven Hundred and Fifty Thousand Dollars ($108,750,000) (the “Investment Price”).

Section 2.02 .  Closing.  (a) Subject to the satisfaction or, if permissible, waiver of the conditions set forth in Sections 7.01, 7.02 and 7.03 hereof, the Closing shall take place at the offices of Fulbright & Jaworski L.L.P., 666 Fifth Avenue, New York, New York, at 10:00 a.m., New York City time, on the third (3rd) Business Day following satisfaction or, if permissible, waiver, of such conditions (other than those conditions that by their nature are to be satisfied by actions to be taken at the Closing, but subject to the satisfaction or waiver of such conditions), or at such other time and place as the parties may agree (the date on which the Closing occurs, the “Closing Date”); provided that the Investor and the Company shall use all commercially reasonable efforts to have the Closing take place on the Effective Date.

(b) At the Closing, (i) the reorganized Company shall deliver to the Investor certificates representing the Common Shares to be purchased by, and sold to, the Investor pursuant to Section 2.01 hereof (registered in the names and in the denominations designated by the Investor at least two (2) Business Days prior to the Closing Date), together with the other documents, certificates and opinions to be delivered pursuant to Section 7.01 and Section 7.02 hereof, and (ii) the Investor, in full payment for the Common Shares to be purchased by, and sold to, the Investor pursuant to Section 2.01 hereof, shall pay to the reorganized Company as provided in Section 2.01 hereof, an aggregate amount equal to the Investment Price provided that the Investor may, in its sole discretion, credit all or any portion of the Outstanding Amount against the Investment Price, and shall deliver the certificate required pursuant to Section 7.03(a) hereof.  The Investor shall make payment hereunder in immediately available funds by wire transfer to the account or accounts designated by the Company, or by such other means as may be agreed between the parties hereto (and by the Creditors’ Committee, in the case of the payment described in Section 5.12 hereof).  The Company shall make any payment due hereunder in immediately available funds by wire transfer to the account designated by the Investor, or by such other means as may be agreed between the parties hereto.

ARTICLE 3
Representations And Warranties Of The Companies

Except as set forth in the Company Disclosure Schedules attached hereto as Exhibit B, the Companies hereby represent and warrant to, and agree with, the Investor as follows:

Section 3.01 .  Bankruptcy Court Orders.  The Companies shall have complied with the terms of all orders of the Bankruptcy Court in respect of the Investment, this Agreement and the Investment Agreement and Bidding Procedures Order upon and after the entry of any such order, except to the extent that any such failure to comply is not material to the Investor (or to the Creditors’ Committee, in the case of the payment described in Section 5.12 hereof).

Section 3.02 .  Capitalization; Securities.  (a) Upon the Closing and after giving effect to the Confirmation Order, the Plan and the Investment, the authorized capital stock of the reorganized Company shall consist solely of Common Shares.  Upon the Closing (after giving effect to the Confirmation Order, the Plan and the Investment), 1,000 Common Shares, representing 100% of the total equity capital of the Company on a Fully Diluted Basis, shall be issued to the Investor.  Upon the Closing Date, all of such Common Shares to be issued and delivered to the Investor pursuant to the terms hereof shall have been duly authorized and validly issued, fully paid, nonassessable and not subject to preemptive or similar rights of third parties.  Upon the Closing and after giving effect to the Confirmation Order and the Plan, (i) there shall be no voting trusts, voting agreements, proxies, first refusal rights, first offer rights, co-sale rights, options, transfer restrictions or other agreements, instruments or understandings (whether oral, formal or informal) with respect to the voting, transfer or disposition of capital stock of the Company or any Subsidiary to which the Company or any Subsidiary is a party or by which it is bound, or, to the Knowledge of the Company, among or between any Persons other than the Company or any Subsidiary (as the case may be), except as set forth in this Agreement, and (ii) except as approved by Investor in connection with the second sentence of Section 7.02(g), there shall be no options, warrants, stock appreciation rights, restricted stock units, calls, commitments or agreements of any character to which the Company or any Subsidiary is a party, or by which the Company or any Subsidiary is bound, calling for the issuance of shares of capital stock or other Equity Securities of the Company or any Subsidiary or for settlement in cash based upon the value of any such Equity Securities, or other arrangement to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary is bound to acquire, at any time or under any circumstance, capital stock of the Company or any Subsidiary or any such Equity Securities.  The rights, preferences and privileges of the capital stock of the Company shall be as set forth in the Certificate of Incorporation of the Company, as amended pursuant to the Plan and in effect upon the Closing, in the form approved by the Investor.

Section 3.03 .  Financial Advisors and Brokers.  Except for Seabury Securities LLC and/or its Affiliates (“Seabury”), or as otherwise set forth on Schedule 3.03(a) hereto, no Person has acted, directly or indirectly, as a broker, finder or financial advisor of any of the Companies in connection with the Transaction Documents or the transactions contemplated thereby, and except for Seabury and any Person listed on Schedule 3.03(a), no Person acting for or on behalf of any of the Companies is entitled to receive any broker’s, finder’s or similar fee or commission in respect thereof based in any way on any agreement, arrangement or understanding made by or on behalf of any of the Companies; provided that “financial advisors” shall not include any tax, accounting or other similar providers of financial services to the Companies listed on Schedule 3.03(b).  True and correct copies of the Company’s agreement with Seabury and all agreements between any of the Companies, on the one hand, and each Person listed on Schedule 3.03(a) (or any of their respective Affiliates), on the other, have been delivered to the Investor.

Section 3.04 .  Controls.  Each of the Companies maintains internal information systems, cash management systems and other controls sufficient to provide reasonable assurance that material transactions are executed in accordance with management’s general or specific authorizations and are recorded in a manner that permits the preparation of financial statements in accordance with GAAP.

Section 3.05 .  Aircraft.  (a) Schedule 3.05(a) hereto sets forth a list of all aircraft and aircraft engines owned or leased by any of the Companies as of the date hereof (the “Company Aircraft”), including a description of the type, aircraft number or engine number, as the case may be, of each such Company Aircraft and the date the Company or any of its Subsidiaries placed such Company Aircraft in service or proposes to place such Company Aircraft in service, which list is true and complete in all material respects.  All Company Aircraft and spare parts and other assets and properties that are used by any of the Companies in the conduct of its business are being maintained in all material respects according to applicable FAA regulatory standards and the FAA-approved maintenance program of the respective Companies.  The Companies have implemented maintenance schedules with respect to their respective Company Aircraft and such spare parts and other relevant assets that, if complied with, would result in the satisfaction, in all material respects, of all requirements under all applicable FARs and airworthiness directives of the FAA, DOT or any other Governmental Entity required to be complied with in accordance with the FAA-approved maintenance program of the Companies, and the Companies are in compliance with such maintenance schedules in all material respects and there is no reason to believe that they will not satisfy any component of such maintenance schedules on or prior to the dates specified in such maintenance schedules.

(b) Each Company Aircraft has a validly issued, current individual aircraft FAA Certificate of Airworthiness with respect to such Company Aircraft which satisfies all requirements for the effectiveness of such FAA Certificate of Airworthiness.

(c) Each Company Aircraft is properly registered on the FAA aircraft registry.

(d) None of the Companies is a party to any interchange or pooling agreements with respect to its respective Company Aircraft, spare parts, rotables or expendables that would have an  adverse effect on its creditworthiness or its ability to operate its business.

(e) No Company Aircraft is subleased to or otherwise in the possession of another air carrier or other Person, other than the Company or any of its Subsidiaries, to operate such Company Aircraft in air transportation or otherwise.

Section 3.06 .  Certificated Air Carrier.  Each Air Carrier is a Certificated Air Carrier and possesses all necessary certificates, franchises, licenses, permits, rights, designations, authorizations, exemptions, concessions, approvals, frequencies, Slots, and consents that are material to the operation of the routes flown by it and the conduct of its business and operations as currently conducted (the “Permits”).  Each Air Carrier is a “citizen of the United States” as that term is defined in Section 40102(a)(15) of Title 49 or successor statute.  Neither the DOT nor FAA nor any other Governmental Entity has taken any action or to such Air Carrier’s Knowledge, proposed or threatened to take any action, to amend, modify, suspend, revoke, terminate, cancel, or otherwise affect such Permits, in each case, in a materially adverse manner. Except as set forth in Schedule 3.06, no written notices of violations of the FARs or of DOT rules, regulations or requirements have been issued and are pending.

Section 3.07 .  Slots and Gate Interests.  The Companies hold each of the Slots and each of the Gate Interests pursuant to authority granted by the FAA, other applicable Governmental Entity or Airport Authority and are in compliance in all material respects with all of the terms, conditions, and limitations of each rule, regulation, or requirement of the FAA, DOT, any other applicable Governmental Entity or Airport Authority applicable thereto and with all applicable provisions of law, and with respect to Slots, including but not limited to the applicable Slot use limitations imposed from time to time by statute, regulation or order, except in each case where non-compliance would not be reasonably likely to impair the right to hold and use each such Slot or Gate Interest pursuant to and for the full term of the corresponding authorization or agreement as such exists on the date hereof.  Subject to any transfers, exchanges or other dispositions permitted by this Agreement and the DIP Credit Agreement, the Companies are utilizing or causing to be utilized the Slots and Gate Interests in all material respects to the extent required to maintain such rights to each such Slot and Gate Interest by the applicable Governmental Entity including each applicable Airport Authority.  Other than with respect to Slots at New York LaGuardia Airport and except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, none of the Companies has received any notice from any Governmental Entity, including any Airport Authority, or is aware of any other event or circumstance, that would be reasonably likely to impair its right to hold and use any of the Gate Interests or Slots.  With respect to Slots at New York LaGuardia Airport, none of the Companies has received any notice from any Governmental Entity, including any Airport Authority, or is aware of any other event or circumstance, that would be reasonably likely to impair its right to hold and use any such Slot.  Each Company’s Slots are listed on Schedule 3.07.  Each Company’s Gate Interests are listed on Schedule 3.07.

Section 3.08 .  Foreign Corrupt Practices Act.  Except for such matters as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect:

(a) The Companies have developed and implemented a compliance program which includes corporate policies and procedures that provide reasonable assurance of compliance with the Foreign Corrupt Practices Act, as amended (the “Foreign Corrupt Practices Act”).

(b) In connection with its compliance with the Foreign Corrupt Practices Act, there are no adverse or negative past performance evaluations or ratings by the U.S. Government, or any voluntary disclosures under the Foreign Corrupt Practices Act, any enforcement actions or threats of enforcement actions, or any facts to the Knowledge of the Companies that, in each case, could result in any adverse or negative performance evaluation related to the Foreign Corrupt Practices Act.

(c) Neither the U.S. Government nor any other Person has notified any of the Companies in writing of any actual or alleged violation or breach of the Foreign Corrupt Practices Act.

(d) None of the Companies has undergone and is undergoing any audit, review, inspection, investigation, survey or examination of records relating to any of the Companies’ compliance with the Foreign Corrupt Practice Act, and, to the Company’s Knowledge, there is no basis for any such audit, review, inspection, investigation, survey or examination of records.

(e) The Companies have not been and are not now under any administrative, civil or criminal investigation, charge or indictment involving alleged false statements, false claims or other improprieties relating to any of the Companies’ compliance with the Foreign Corrupt Practices Act, nor, to the Company’s Knowledge, is there any basis for any such investigation or indictment.

Section 3.09 .  Corporate Existence; Compliance with Law.  Each Company (a) is a corporation duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of incorporation set forth in Schedule 3.09; (b) is duly qualified to conduct business and is in good standing in each other jurisdiction where its ownership or lease of property or the conduct of its business requires such qualification, except where the failure to be so qualified would not reasonably be expected to have a Material Adverse Effect; (c) has the requisite power and authority to own, pledge, mortgage or otherwise encumber and operate its properties, to lease the property it operates under lease and to conduct its business as now conducted, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect; (d) subject to the specific representations regarding Environmental Laws, has all licenses, permits, consents or approvals from or by, and has made all filings with, and has given all notices to, all Governmental Entities having jurisdiction, to the extent required for such ownership, operation and conduct, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect, and, except as would not reasonably be expected to have a Material Adverse Effect, all such licenses, permits, consents or approvals and filings are in full force and effect; (e) is in compliance with its charter and bylaws; and (f) subject to the specific representations set forth herein regarding ERISA, Environmental Laws, Tax and other Laws, is in compliance with all applicable provisions of Law, except to the extent permitted by the Bankruptcy Code or where the failure to comply would not reasonably be expected to have a Material Adverse Effect.  As of the date hereof, each of the Companies has made available (including by filing publicly by EDGAR with the SEC) to the Investor a complete and correct copy of the certificates of incorporation and the bylaws of the Companies, each as amended to date and each of which as made available is in full force and effect.

Section 3.10 .  Corporate Power, Authorization, Enforceable Obligations.  Upon the entry by the Bankruptcy Court of the Investment Agreement and Bidding Procedures Order, except as contemplated by and provided for under the Bankruptcy Code and, if applicable, subject to entry of the Confirmation Order, the execution, delivery and performance by each Company of the Transaction Documents to which it is a party: (a) are within such Person’s power; (b) have been duly authorized by all necessary corporate action; (c) do not contravene any provision of such Person’s certificate of incorporation or bylaws; (d) do not violate any Law; (e) do not conflict with or result in the breach or termination of, constitute a default under or accelerate or permit the acceleration of any performance required by, or require any payment to be made under, any Material Contract; (f) do not result in the creation or imposition of any Lien upon any of the property of such Person other than those in favor, or for the benefit, of the Investor, its successors and assigns or another Successful Investor; (g) do not give rise to any preemptive rights, rights of first refusal or other similar rights on behalf of any Person under any applicable Law or any provision of any certificate of incorporation or bylaws or any agreement or instrument applicable to any of the Companies; and (h) do not require an Approval of any Governmental Entity or any other Person, except those referred to on Schedule 3.10 and except, in the case of each of clauses (d) through (h), as would not reasonably be expected to have a Material Adverse Effect.  Each of the Transaction Documents to which any of the Companies is a party shall be duly executed and delivered by such company and each such Transaction Document shall, when so executed, constitute a legal, valid and binding obligation of such company enforceable against it in accordance with its terms.

Section 3.11 .  Financial Statements and Reports. (a) The audited consolidated balance sheets at March 31, 2009, March 31, 2008 and March 31, 2007 of the Companies and their Subsidiaries and the related consolidated statements of operations, stockholders equity and other comprehensive income (loss) and for the fiscal year then ended, reported on by KPMG LLP (the “Financial Statements”) have been delivered (including by filing publicly by EDGAR with the SEC) on or prior to the date hereof, have been prepared in accordance with GAAP consistently applied throughout the periods covered (except as disclosed therein and except, with respect to unaudited Financial Statements, for the absence of footnotes and normal year-end audit adjustments) and present fairly in all material respects the consolidated financial position of the Companies and their Subsidiaries as at the dates thereof and the consolidated results of their operations and cash flows for the periods then ended.

(b) The Company (or, where applicable, Frontier Airlines) has made available (including by filing publicly by EDGAR with the SEC) to the Investor a true and complete copy of (i) the Annual Report on Form 10-K of the Company (or, where applicable, Frontier Airlines) for each of the fiscal years ended March 31, 2009, 2008 and 2007; (ii) the Quarterly Report on Form 10-Q of the Company (or, where applicable, Frontier Airlines) for each of the periods ended June 30, 2008 and 2007, September 30, 2008 and 2007 and December 31, 2008 and 2007; and (iii) each registration statement, report on Form 8-K, proxy statement, information statement or other report or statement required to be filed by the Company (or, where applicable, Frontier Airlines) with the SEC since March 31, 2006 in each case, in the form (including exhibits and any amendments thereto) filed with the SEC (collectively, the “SEC Reports”).  As of their respective dates, the SEC Reports (i) were timely filed with the SEC; (ii) complied, in all material respects, with the applicable requirements of the Exchange Act and the Securities Act; and (iii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  The SEC Reports included or will include all certificates required to be included therein pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act of 2002, as amended (the “SOX Act”), and the internal control report and attestation of the Company’s outside auditors required by Section 404 of the SOX Act. As of the date of this Agreement, other than the SEC Reports, none of the Companies has filed or been required to file any other reports or statements with the SEC since March 31, 2006.

Section 3.12 .  Absence of Certain Changes or Events.  As of the date of this Agreement, since March 31, 2009, except for the transactions contemplated by the Transaction Documents or as otherwise disclosed in the SEC Reports or this Agreement, the Companies, taken as a whole, have in all material respects conducted their respective businesses in the ordinary course of business.

Section 3.13 .  Ownership of Property; Real Estate; Liens.  (a) Each Company warrants that it has good, marketable, legal and valid title to, or legal and valid leasehold interests in, all of its personal property that is material to the conduct of its business.  Except as would not reasonably be expected to have a Material Adverse Effect, no portion of any such personal property, nor any leased Real Estate has suffered any damage by fire or other casualty loss which has not heretofore been substantially repaired and restored to its original condition (ordinary wear and tear excepted).  Except as would not reasonably be expected to have a Material Adverse Effect, none of the material properties and assets of any of the Companies is subject to any Liens other than the Liens contemplated by the Transaction Documents.

(b) No Company owns any Real Estate.  As of the date of this Agreement, the leases and other agreements listed in Schedule 3.13 constitute all of the Material Real Estate Contracts.  Each Company has valid and enforceable leasehold interests in all of the real estate leased pursuant to the Material Real Estate Contracts, excluding any leased Real Estate that is occupied on a month-to-month or “at-will” basis or which has expired by its terms after the date hereof.  True, correct and complete copies of all Material Real Estate Contracts have been delivered or made available to the Investor.  No Company has received any notice of any, nor to the Knowledge of any of the Companies, is there any pending, threatened or contemplated, condemnation or eminent domain proceeding affecting any leased Real Estate or any part thereof or denial of access to any such leased real property from any current point of public access, or of any sale or other disposition of any such leased Real Estate or any part thereof in lieu of condemnation.

Section 3.14 .  Labor Matters.  (a) Except as set forth on Schedule 3.14(a), none of the Companies is a party to or bound by any labor agreement or collective bargaining agreement respecting the employees in or relating to its business.  Except as set forth on Schedule 3.14(a), none of the Companies has received any written notification of any efforts to organize employees in respect of any labor or union organization in or relating to its business.  Except as set forth in Schedule 3.14(a), there is no unfair labor practice or similar charge or complaint against any of the Companies relating to its business pending, or to the Knowledge of any of the Companies, threatened.  Each of the Companies is in compliance in all respects with all applicable Laws respecting employment practices, term and conditions of employment, collective bargaining agreements and wages and hours and is not engaged in any unfair labor practice, except where non-compliance would not reasonably be expected to result in a Material Adverse Effect.

(b) Except as set forth in Schedule 3.14(b), neither the execution and delivery of the Transaction Documents nor the consummation of the transactions contemplated thereby will result in the breach of, constitute a default or a change in control under, or otherwise provide any Person with a right to terminate, rescind, amend, renegotiate or be released from any labor agreement or collective bargaining agreement, or any provisions thereof, to which any of the Companies is a party.

(c) There is no strike, work stoppage, lockout or material labor dispute, or to the Knowledge of any of the Companies, threat thereof by or with respect to any employee of the Companies, except those that would not reasonably be expected to have a Material Adverse Effect.

Section 3.15 .  Ventures, Subsidiaries and Affiliates; Outstanding Equity Securities and Indebtedness.  Except as set forth in Schedule 3.15, none of the Companies has any Subsidiaries, is engaged in any joint venture or partnership with any other Person, or is an Affiliate of any other Person. All of the issued and outstanding Common Stock of each of the Companies (other than the Company) is owned by each of the Stockholders, fully paid and non-assessable and in the amounts set forth in Schedule 3.15.  All outstanding indebtedness of each Company is listed on Schedule 3.15.  Other than as set forth on Schedule 3.15, as of the date hereof, none of the Companies is obligated, pursuant to any agreement or instrument applicable to such Company, to purchase any Equity Securities of, or make any other equity investment in, any Person.

Section 3.16 .  Taxes.

(a) Except as disclosed in Schedule 3.16(a), the Companies have duly and timely filed with the appropriate taxing authorities all income Tax Returns and all other material Tax Returns that were required to be filed by them.  All such Tax Returns were true, correct and complete in all material respects and have been completed in accordance with applicable Law.  Except as disclosed in Schedule 3.16(a), the Companies have timely paid all income Taxes and all other material Taxes required to be paid by them (whether or not shown on any Tax Return), other than in those instances in which such Taxes are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP in respect of all such Taxes in the most recent Financial Statements.  The reserves for Taxes provided in the Books and Records of the Companies have been determined in accordance with GAAP and will be sufficient for all Taxes of the Companies with respect to any period for which Tax Returns have not yet been filed or for Taxes not yet due and owing for any Tax period or portion thereof through and including the Closing Date.  Except as disclosed in Schedule 3.16(a), there is no material Tax liability proposed in writing by any taxing authority for which there is not an adequate reserve in accordance with GAAP in the most recent Financial Statements.

(b) Except as disclosed in Schedule 3.16(b) hereto and other than in connection with any leases, no audits or investigations relating to any Taxes for which any of the Companies may be liable are pending or threatened in writing by any taxing authority.  Except as disclosed in Schedule 3.16(b) hereto, there are no agreements or applications by any of the Companies for the extension of the time for filing any federal income Tax Return or other material Tax Return or paying any federal income Tax or any other material Tax nor have there been any extensions or waivers of any statutes of limitation for the assessment of any federal income Taxes or other material Taxes.

(c) Except as disclosed in Schedule 3.16(c), to the Knowledge of the Companies after due inquiry, none of the Companies (i) has an agreement or arrangement with any person or entity pursuant to which any of the Companies would have a material obligation with respect to Taxes of another person or entity following the Closing, (ii) has any material liability for the Taxes of any third party under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law) as a transferee or successor, by contract or otherwise (other than entities for which the Company is or was the common parent), (iii) has been a member of an affiliated group of corporations within the meaning of Section 1504 of the IRC (other than a group the common parent of which is the Company), and (iv) has filed or been included in a combined, consolidated or unitary income Tax Return (except for the group of which the Company is the parent).

(d) The Companies have withheld and timely paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to, or any options issued to, any employee, independent contractor, creditor, stockholder, or other third party.

(e) No jurisdiction in which any of the Companies does not file a Tax Return (i) has asserted in writing that such entity is or may be subject to Tax in that jurisdiction (including any liability for any Taxes on a “nexus” basis) or (ii) has sent notices or written communications of any kind requesting information relating to such entity’s nexus with such jurisdiction.

(f) None of Companies has agreed, or will be required, to make any adjustment for any period after the date of this Agreement pursuant to Section 481(a) of the IRC by reason of any change in any accounting method made prior to the date hereof.  There is no application pending with any Governmental Entity requesting permission for any such change in any accounting method of any of the Companies, and the Internal Revenue Service has not issued in writing any pending proposal regarding any such adjustment or change in accounting method.

(g) Except as disclosed in Schedule 3.16(g), none of the Companies owns a single member limited liability company which is treated as a disregarded entity, is a stockholder of a “controlled foreign corporation” as defined in Section 957 of the IRC, or is a stockholder of a “passive foreign investment company” as defined in Section 1296 of the IRC.

(h) None of the Companies has invested in any entity or entered into any arrangement that is a “tax shelter” within the meaning of Section 6662(d)(2)(C) of the IRC.  None of the Companies has been a participant in or material advisor to any transaction that is a “listed transaction” as defined by Treasury Regulations Section 1.6011-4.

(i) Except as disclosed in Schedule 3.16(i) none of the Companies will be required to include any item of income in, or exclude any item of deduction from, taxable income for any period (or any portion thereof) ending after the Closing Date as a result of any deferred intercompany gain or any excess loss account described in Treasury Regulations under Section 1502 of the IRC (or any corresponding provision of state, local or foreign Tax law) or closing agreement as described in Section 7121 of the IRC (or any corresponding or similar provision of state, local or foreign Tax law) executed on or prior to the Closing Date.  None of the Companies will be required to include in taxable income for any period (or any portion thereof) ending after the Closing Date any material amount of income as a result of any installment sale or other open transaction disposition made on or prior to the Closing Date or prepaid amount received on or prior to the Closing Date.

(j) None of the assets of any of the Companies directly or indirectly secures any debt the interest on which is tax-exempt under Section 103(a) of the IRC.

(k) Except as disclosed in Schedule 3.16(k) none of the Companies (i) is a party to a lease that is treated as a “Section 467 rental agreement” within the meaning of Section 467(d) of the IRC, (ii) has ever participated in an international boycott as defined in Section 999 of the IRC, or (iii) is a party to a gain recognition agreement under Section 367 of the IRC.

(l) None of the Companies has distributed to its shareholders or security holders stock or securities of a controlled corporation, nor has stock or securities of any of the Companies been distributed, in a transaction to which Section 355 of the IRC applies in the five (5) years prior to the date of this Agreement.

(m) The Companies have made available to the Investor complete copies of (A) all material Tax Returns of the Companies relating to Taxable periods ending on or after March 31, 2004 and (B) any audit reports, examination reports and statements of deficiencies issued within the last three years relating to any material amount of Tax due from or with respect to the Companies, its income, assets or operations.

Section 3.17 .  ERISA. (a) Schedule 3.17(a) lists each Employee Plan.  “Employee Plan” means any employee benefit plan (within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA) and any other employment, bonus, incentive, deferred compensation, stock option or other equity based, severance, termination, change in control, fringe benefit or other compensatory arrangement, agreement, plan, program or policy maintained, sponsored or contributed to by any of the Companies or by any trade or business, whether or not incorporated, that together with any of the Companies would be deemed a “single employer” under Section 414 of the IRC (an “ERISA Affiliate”) or to which any such Person is or has been obligated to contribute or, with respect to which any such Person has, or may have, any liability or obligation.  Except as identified on Schedule 3.17(a) hereto, none of the Companies is or, within the preceding six (6) years, has been obligated to contribute to or has or had any liability, direct or indirect, under or with respect to, (1) any “multiemployer plan” as defined in Section 3(37) of ERISA (all such identified plans being the “Multiemployer Plans”), or (2) any single employer defined benefit pension plan (within the meaning of Section 3(2) of ERISA) that is or was subject to Title IV of ERISA.  Except as set forth on Schedule 3.17(a), none of the Companies has an express or implied commitment (1) to create or incur liability with respect to or cause to exist any new employee benefit plan, program, agreement or arrangement other than the Employee Plans or (2) except for amendments necessary to comply with applicable Law, to modify, change or terminate any Employee Plan. The Company has furnished to Investor true and complete copies of the governing documents for each Employee Plan and a copy of the current employee handbook(s) provided to employees of the Company and its Subsidiaries and, where applicable with respect to an Employee Plan, true and complete copies of the most recent summary plan description(s), the two most recent Form 5500 filings, the two most recent actuarial valuation reports, the two most recent Forms PBGC-1, and any material filings, correspondence or other communication with, to or from any Person, including, without limitation, the plan actuaries or other consultants, the Internal Revenue Service, the Pension Benefit Guaranty Corporation or the Department of Labor. For purposes of the preceding sentence, any filing, correspondence or communication relating to a plan’s funded status shall be deemed to be material.

(b) Except as set forth in Schedule 3.17(b), neither the execution and delivery of the Transaction Documents nor the consummation of the transactions contemplated thereby will accelerate the time of payment, vesting or funding of, or increase or modify the amount or terms of, any compensation or benefits that are or may become payable from or by any of the Companies to or in respect of any current or former executive officer or other key employee of any such Person.

(c) All employer and employee contributions, and material premiums and expenses due and payable to or in respect of any Employee Plan or required by Law or any Employee Plan or labor agreement or arrangement have been timely paid, or, if not yet due, have been fully and adequately accrued as a liability on the Company’s most recent financial statements included in the SEC Reports in accordance with applicable Law.

(d) Except as set forth on Schedule 3.17(d), (i) no trade or business, whether or not incorporated, is or has been treated as a single employer together with the Companies for any purpose under ERISA or Section 414 of the IRC other than the Company’s Subsidiaries, (ii) no liability under Sections 406, 409, 502(i), 502(l) or Part 6 of Title I, of ERISA or the penalty or excise tax provisions of the IRC relating to employee benefit plans or employee compensation has been incurred (directly or indirectly, including as a result of any indemnification obligation or agreement) by any of the Companies and is still outstanding, and no event, transaction or condition has occurred or exists which could reasonably be expected to result in any such liability, and (iii) no reportable event, within the meaning of Section 4043 of ERISA and the regulations of the PBGC promulgated thereunder (other than a reportable event as to which notice is waived) has occurred, or could be reasonably expected to occur, in connection with the consummation of the transactions contemplated by the Transaction Documents or otherwise, with respect to any Employee Plan.  As of the Closing, the Company’s employee stock ownership plan will not hold any Common Shares or other equity securities of the Company.  No claims (other than routine claims for benefits) have been made or, to the Knowledge of the Company, threatened against the Company or any of its Affiliates or any other persons in connection with the acquisition and/or holding of such Common Shares or other equity securities under the employee stock ownership plan.

(e) Each Employee Plan has been operated and administered in all material respects in compliance both with its terms and with all applicable Laws.  Each Employee Plan that is intended to qualify under Section 401(a) of the IRC has received a favorable determination from the Internal Revenue Service as to its qualification or an initial application for a determination letter is pending with the Internal Revenue Service and, to the Knowledge of the Company or any Subsidiary, no event or condition has occurred or exists since the date of such letter that could reasonably be expected to have an adverse effect on the qualified status of such Employee Plan.  Each Employee Plan may be unilaterally amended or terminated by the sponsoring employer without penalty under the terms of such Employee Plan or under ERISA, subject to approval by the Bankruptcy Court during the pendency of the Cases and the terms of Frontier Airlines’ collective bargaining agreements referred to in Section 9.01 of this Agreement.

(f) No liability under Title IV of ERISA has been incurred with respect to any Employee Plan that has not been satisfied in full, and, with respect to any Multiemployer Plan, no condition exists that presents a material risk to any of the Companies or any ERISA Affiliate of incurring a liability under such Title.  Except for Multiemployer Plans, no Employee Plan is subject to Section 412, 430, 431 or 432 of the IRC or Title IV or Section 302, 303, 304 or 305 of ERISA.  No Multiemployer Plan has incurred an accumulated funding deficiency, whether or not waived. None of the assets of any of the Companies or any ERISA Affiliate are subject to any lien arising under ERISA or Subchapter D of Chapter 1 of the IRC, and no condition exists that presents a material risk of any such lien arising.

(g) With respect to any Multiemployer Plan, (i) as of the date of this Agreement, neither any of the Companies nor any ERISA Affiliate has made or suffered a “complete withdrawal” or a “partial withdrawal” (as respectively defined in Sections 4203 and 4205 of ERISA), (ii) as of the date of this Agreement, no event has occurred that presents a material risk of a complete or partial withdrawal other than in connection with the commencement of the Cases, (iii) neither any of the Companies nor any ERISA Affiliate has any contingent liability under Section 4204 of ERISA, and, to the Knowledge of the Company, no circumstances exist that present a material risk that any such Multiemployer Plan will go into reorganization, and (iv) as of the date of this Agreement and as of the Closing Date, neither any of the Companies nor any ERISA Affiliate would or may be reasonably expected to incur withdrawal liability in excess of $1,000,000 in the aggregate if a complete withdrawal by the Companies and the ERISA Affiliates occurred under each Multiemployer Plan as of such date, and (v) as of the Closing Date, neither any of the Companies nor any ERISA Affiliates will have incurred withdrawal liability that, together with withdrawal liability incurred with respect to all other Multiemployer Plans, exceeds $1,000,000 in the aggregate.  No Multiemployer Plan is, or is reasonably expected to be, in “endangered status” or “critical status” within the meaning of Section 432 of the IRC.

(h) No payment or benefit paid or provided, or to be paid or provided, to current or former employees, directors or other service providers of or to any of the Companies (including, without limitation, pursuant to, or in connection with, any of the Transaction Documents or any of the transactions contemplated thereby) will fail to be deductible for federal income tax by reason of Section 280G of the IRC.

(i) Except as disclosed on Schedule 3.17(i), no Employee Plan provides benefits, including without limitation death or medical benefits (whether or not insured), with respect to current or former employees, directors or other service providers after retirement or other termination of service (other than (i) coverage mandated by applicable Law, (ii) death benefits or retirement benefits under any funded “employee pension benefit plan” (as defined in Section 3(2) of ERISA) that is intended to be a qualified plan within the meaning of Section 401(a) of the Code, or (iii) deferred compensation benefits accrued as liabilities in the Company’s most recent financial statements).  Except as disclosed on Schedule 3.17(i), no Employee Plan is funded through a “welfare benefit fund” as defined in Section 419 of the IRC.  Each Employee Plan that is intended to satisfy the requirements of Section 501(c)(9) of the Code satisfies such requirements in all material respects.

(j) There are no material claims pending, or, to the Knowledge of any of the Companies, threatened or anticipated (other than routine claims for benefits) against or involving any Employee Plan, the assets of any Employee Plan or against any of the Companies or any ERISA Affiliate with respect to any Employee Plan.

Section 3.18 .  No Litigation.  As of the date hereof, other than the Cases and proofs of claim filed in the Cases, no action, claim, lawsuit, demand, investigation or proceeding is now pending or, to the Knowledge of any of the Companies, threatened against any of the Companies, before any Governmental Entity or before any arbitrator or panel of arbitrators (collectively, “Litigation”) that, individually or in the aggregate, (a) challenges any of the Companies’ right or power to enter into or perform any of its obligations under the Transaction Documents to which it is a party, or the validity or enforceability of any Transaction Document or any action taken thereunder or (b) is reasonably likely to have a Material Adverse Effect.

Section 3.19 .  Intellectual Property.  (a) Except as set forth in Schedule 3.19, each Company owns or has rights to use all Intellectual Property necessary to continue to conduct its business as now conducted by it or presently proposed to be conducted by it. To the Knowledge of any of the Companies, each Company conducts its business and affairs without infringement of or interference with any Intellectual Property of any other Person in any material respect. Except as set forth in Schedule 3.19, no Company is aware of any infringement claim by any other Person with respect to any Intellectual Property.

      (b) Except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect:

        (i) With respect to each material agreement, permit, consent, order and franchise relating to the license, development, use or disclosure of any Intellectual Property to which any of the Companies, now or hereafter, is a party or a beneficiary (collectively, the “IP Agreements”): (A) such IP Agreement is valid and binding and in full force and effect; (B) such IP Agreement will not cease to be valid and binding and in full force and effect on terms identical to those currently in effect as a result of the rights and interest granted herein, nor will the grant of such rights and interest constitute a breach or default under such IP Agreement or otherwise give any party thereto a right to terminate such IP Agreement; (C) none of the Companies has received any notice of termination, cancellation or received any notice of a breach or default under such IP Agreement; (D) none of the Companies has granted to any other third party any rights, adverse or otherwise, under such IP Agreement; and (E) none of the Companies and, to the Knowledge of any of the Companies, no other party to such IP Agreement, is in breach or default thereof, and, to the Knowledge of any of the Companies, no event has occurred that, with notice or lapse of time or both, would constitute such a breach or default or permit termination, modification or acceleration under such IP Agreement.

        (ii) The Companies have taken reasonable measures to protect the confidentiality of all trade secrets and confidential information and know-how, including confidential processes, schematics, business methods, formulae, drawings, prototypes, models, designs, customer lists and supplier lists (collectively, “Trade Secrets”), that are owned, used or held by the Companies and, to the Knowledge of any of the Companies, such Trade Secrets have not been used, disclosed to or discovered by any Person except pursuant to valid and appropriate non-disclosure and/or license agreements which have not been breached.

        (iii) The IT Assets of the Companies operate and perform in accordance with their documentation and functional specifications and otherwise as required by the Companies for the operation of their respective businesses.  To the Knowledge of any of the Companies, no Person has gained unauthorized access to such IT Assets.  The Companies have implemented and maintained for the three (3) year period immediately preceding the date of this Agreement reasonable and sufficient backup and disaster recovery technology consistent with industry practices.

Section 3.20 .  Environmental Matters.  (a) Except as set forth in Schedule 3.20 or for any matter for which notice has been given under Section 9.04, and except for any matter that would not reasonably be expected to result in a Material Adverse Effect: (i) no Company has caused or suffered to occur any material Release of Hazardous Materials on, at, in, under, above, to, from or about any of its material leased real estate (the “Real Estate”); (ii) the Companies are and have been in material compliance with all Environmental Laws; (iii) the Companies have obtained, and are in material compliance with, all Environmental Permits required by Environmental Laws for the operations of their respective businesses as presently conducted, which compliance includes obtaining, maintaining and complying with required Environmental Permits and all such Environmental Permits are in full force and effect; (iv) there are no existing circumstances or conditions, including any Releases of Hazardous Materials, which is reasonably likely to result in a material Environmental Liability; (v) there is no unstayed Litigation arising under or related to any Environmental Laws, Environmental Permits or Hazardous Material that seeks damages, penalties, fines, costs or expenses or injunctive relief against, or that alleges criminal misconduct by, any of the Companies; (vi) no notice has been received by any of the Companies alleging that any of the Companies has any material Environmental Liability; and (vii) the Companies have provided to the Investor copies of all material environmental reports, written reviews and audits in their possession as of the date hereof relating to the Real Estate and material written information pertaining to any Environmental Liabilities of any of the Companies.

        (b) Each Company hereby acknowledges and agrees that the Investor (i) is not now, and has not ever been, in control of any of the Real Estate or any of the Companies’ affairs so as to subject the Investor to any liability under Environmental Laws, including CERCLA, and (ii) does not have the capacity through the provisions of the Transaction Documents or otherwise to influence any of the Companies’ conduct with respect to the ownership, operation or management of any of its Real Estate or compliance with Environmental Laws or Environmental Permits.

(c) None of the items set forth on Schedule 3.20 either individually or in the aggregate would be reasonably likely to have a Material Adverse Effect.

Section 3.21 .  Insurance.  Schedule 3.21 sets forth a list as of the date of this Agreement that is correct and complete in all material respects of the name of insurer, coverage, policy number and term of each material insurance policy (collectively, the “Policies”) to which any of the Companies is a party or by which any of their assets or any of their employees, officers or directors (in such capacity) are covered by property, fire and casualty, professional liability, public and product liability, workers’ compensation, extended coverage, business interruption, directors’ and officers’ liability insurance and other forms of insurance provided to any of the Companies in connection with their respective businesses.  All Postpetition premiums required to be paid with respect to the Policies covering all periods up to and including the date hereof have been paid.  Except as set forth on Schedule 3.21, all such Policies are in full force and effect and will remain in full force and effect after the Closing, in accordance with their respective terms.  Except as set forth on Schedule 3.21, none of the Companies has received any notice of default, cancellation or termination with respect to any provision of any such Policies, or any notice that the Insurer is unwilling to renew any such Policy following the currently scheduled expiration of such Policy or intends to materially modify any term of any such renewed Policy as compared to the existing Policy.  With respect to its directors’ and officers’ liability insurance policies, none of the Companies has failed to give any notice or present any claim thereunder in due and timely fashion or as required by any such Policies so as to jeopardize full recovery under such Policies.  Except as set forth on Schedule 3.21, none of the Companies have any claims pending under the Policies in a stated amount in excess of $5,000,000.

Section 3.22 .  Contracts.  (a) Except as set forth on Schedule 3.22(a) or 3.17(a), as of the date hereof, none of the Companies is a party or subject to any of the following:

        (i) any Contract, understanding or obligation with respect to severance, termination, retention or change in control, to pay liabilities or fringe benefits, with any present or former directors of the Board, officers or employees of any of the Companies, or any such agreement, understanding or obligation, the assumption of which has been approved by the Bankruptcy Court or that is a Postpetition Contract;

        (ii) any Contract providing for bonuses, pensions, options, deferred compensation, retirement payments, royalty payments, profit sharing or similar payment or benefit with respect to any present or former Representative of any of the Companies, the assumption of which has been approved by the Bankruptcy Court or that is a Postpetition Contract;

        (iii) any Contract under which any of the Companies has created, incurred, assumed or guaranteed indebtedness for borrowed money or that is an outstanding guarantee, letter of comfort, letter of assurance, keepwell, letter of credit, performance bond, surety bond, indemnity agreement or other form of assurance or guarantee, the assumption of which has been approved by the Bankruptcy Court or that is a Postpetition Contract;

        (iv) any Contract under which any of the Companies is a lessee or lessor of the Companies’ aircraft;

        (v) any Contracts under which any of the Companies has committed to purchasing or leasing aircraft or aircraft engines; and

        (vi) any Contract required pursuant to Item 601 of Regulation S K under the Securities Act to be filed as an exhibit to any SEC Report, which has not been so filed (each of the agreements described in clauses (i) - (vi), a “Material Contract”).

(b) None of the Companies is in material breach or material violation of, or in default under or with respect to, any Material Contract.

(c) As of the date of this Agreement, none of the Companies is a party to or is bound by any non-competition Contract or other Contract the assumption of which has been approved by the Bankruptcy Court or that is a Postpetition Contract that (i) purports to limit in any material respect either the type of business in which the Companies may engage or the manner or locations in which any of them may so engage in any business, or (ii) other than in the ordinary course of business, could require the disposition of any material assets or line of business of any of the Companies.

(d) A true and complete copy of each Material Contract to which any of the Companies is a party has previously been delivered or made available to the Investor (subject to applicable confidentiality restrictions) and each such contract is a valid and binding agreement of such Company, as the case may be, and is in full force and effect, except to the extent any has previously expired in accordance with its terms.

(e) As of the date hereof, since the commencement of the Cases, none of the Companies has rejected and failed to replace, on terms that are no less favorable to such Company, any Contract that is necessary to conduct the business of the Companies in substantially the same manner as presently conducted and as proposed to be conducted.

Section 3.23 .  Exemption from Registration.  The offering and issuance by the Company of the Common Shares pursuant to the Plan shall be exempt from registration pursuant to Section 1145 of the Bankruptcy Code (except with respect to an entity that is an underwriter as defined in Section 1145(b) of the Bankruptcy Code) and/or Section 4(2) of the Securities Act, as applicable.

ARTICLE 4
Representations And Warranties Of The Investor

Except as disclosed in the Investor Disclosure Schedules attached hereto as Exhibit C, the Investor represents and warrants to, and agrees with, the Company as follows:

Section 4.01 .  Organization.  The Investor is (a) a corporation duly organized, validly existing and in good standing under the Laws of Delaware and (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to execute, deliver and perform its obligations under the Transaction Documents.

Section 4.02 .  Authorization of Agreements.  The execution, delivery and performance by the Investor of its obligations under the Transaction Documents, to the extent that such documents have been delivered as of such date, and the consummation of the transactions contemplated by the Transaction Documents, are within the Investor’s corporate powers and have been duly authorized by all necessary corporate action and do not and will not contravene the terms of its certificate of incorporation and bylaws.  Each Transaction Document when delivered will constitute a legal, valid and binding obligation of the Investor, enforceable against the Investor in accordance with its terms.

Section 4.03 .  Consents; No Conflicts.  No Approval (other than approval by the Bankruptcy Court) is necessary or required in connection with the execution, delivery or performance by, or enforcement against, the Investor of this Agreement or any other Transaction Document, or for the consummation of the transactions contemplated hereby and thereby, except for such Approvals listed on Schedule 4.03 hereto or that could not, individually or in the aggregate, reasonably be expected to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement or materially impair the ability of the Investor to consummate the Investment and the transactions contemplated hereby, and all of which have been duly obtained, taken, given or made and are in full force and effect, except as indicated on Schedule 4.03 hereto.  The execution, delivery and performance by the Investor of the Transaction Documents to which it is a party do not and will not require any consent or other action by any Person under or constitute a default under any provision of any agreement or other instruments binding upon it.

Section 4.04 .  Financial Advisors and Brokers.  No Person has acted directly or indirectly as a broker, finder or financial advisor of the Investor in connection with the Transaction Documents or the transactions contemplated thereby, and no Person acting for or on behalf of the Investor is entitled to receive any broker’s, finder’s or similar fee or commission in respect thereof based in any way on any agreement, arrangement or understanding made by or on behalf of the Investor.

Section 4.05 .  Ownership of Equity Securities; Purpose of Investment.  The Investor is acquiring the Common Shares under this Agreement solely for the purpose of investment and not with a view to, or for sale in connection with, any distribution thereof in violation of the Securities Act and applicable state securities or “blue sky laws”.  The Investor is an “Accredited Investor” as such term is defined in Regulation D of the Securities Act.  The Investor has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Common Shares, and the Investor is capable of bearing the economic risks of such investment, including a complete loss of its investment in the Common Shares.  The Investor has been given the opportunity to ask questions of and receive answers from the Companies concerning the Companies, the Common Shares and other related matters.  The Investor further represents and warrants to the Company that it has been furnished with all information it deems necessary or desirable to evaluate the merits and risks of the acquisition of the Common Shares and that the Companies have made available to Investor or its agents all documents and information relating to an investment in the Common Shares requested by or on behalf of the Investor.  In evaluating the suitability of an investment in the Common Shares and in making the Investment, the Investor has not relied upon any representations or warranties of any Person by or on behalf of any of the Companies other than those representations and warranties that are expressly set forth in this Agreement or in the DIP Credit Agreement, whether oral or written.

Section 4.06 .  Citizenship.  The Investor is a “citizen of the United States,” as the term is defined in Section 40102(a)(15) of Title 49 or successor statute.

Section 4.07 .  Financing.  The Investor has sufficient cash, available lines of credit or other sources of immediately available funds to enable it to make payment of the Investment Price and any other amounts to be paid by it hereunder to consummate the transactions contemplated by this Agreement at the Closing.

ARTICLE 5
Pre-closing Covenants

Section 5.01 .  Interim Operations.  The Company shall not take or permit any of its Subsidiaries to take any action or refrain from taking any action that would be reasonably expected to result in the Company’s failure to comply with any of the covenants in Article V (Affirmative Covenants) or Article VI (Negative Covenants) of the DIP Credit Agreement, except for taking any action or refraining to take any action as expressly required pursuant to the terms of this Agreement (which the parties agree shall not constitute a failure to comply with any of the covenants of the DIP Credit Agreement).

Section 5.02 .  Bankruptcy Filings, Covenants and Agreements.  (a) The Companies shall use all commercially reasonable efforts to obtain Bankruptcy Court approval of the Investment Agreement and the Bidding Procedures Motion by July 15, 2009.  The Investor agrees that it shall promptly take such actions as are reasonably requested by the Companies to assist in obtaining approval of the Investment Agreement and Bidding Procedures Order, including furnishing affidavits or other documents or information for filing with the Bankruptcy Court; provided that the Investor shall not be required to take any actions to amend or modify the Investment Agreement and Bidding Procedures Order.  If entry of the Investment Agreement and Bidding Procedures Order is appealed or otherwise challenged (including by a petition for certiorari or motion for modification, reconsideration, rehearing or reargument), the Investor and the Companies shall each use all commercially reasonable efforts to defend such appeal or challenge unless the Investor or the Company has terminated this Agreement pursuant to its terms.

(b) Upon the entry of the Investment Agreement and Bidding Procedures Order until August 17, 2009 (the “Auction Termination Date”), the Companies shall be permitted to solicit inquiries, proposals, offers and bids from, and negotiate with, any Person regarding a Qualified Proposal (as defined in the Investment Agreement and Bidding Procedures Order) solely in accordance with the Investment Agreement and Bidding Procedures Order; provided, however, that none of the Companies may enter into, or seek Bankruptcy Court approval of, any agreement with respect to any such Qualified Proposal (other than a confidentiality agreement) unless it has been approved as the Successful Proposal pursuant to the Investment Agreement and Bidding Procedures Order.  Notwithstanding anything herein to the contrary, in connection with any proposed acquisition of or investment in any of the Companies, none of the Companies shall agree to, or seek approval from the Bankruptcy Court for, any break-up fee, work fee, expense reimbursement or any other benefit or protection for any Person other than (i) amounts payable to the Investor hereunder or (ii) amounts payable to any Person that is approved by the Bankruptcy Court as the Successful Investor.

(c) If this Agreement is the Successful Proposal, each of the Companies shall use all commercially reasonable efforts to (i) obtain the approvals of the Plan by all classes required to confirm the Plan, and (ii) cause the Confirmation Order to be entered and the Effective Date to occur no later than December 1, 2009.  Upon request of the Company, the Investor agrees (x) to assist and cooperate with the Companies in their negotiations with, and solicitation of approvals from, holders of “claims” and “interests” (as such terms are defined in the Bankruptcy Code) for the purpose of obtaining the approvals of any classes required to confirm the Plan and/or (y) to assist the Companies in obtaining entry of the Confirmation Order.

(d) The Company and the Investor shall cooperate with each other and (subject to the terms of the Investment Agreement and Bidding Procedures Order and the process contemplated thereby until the Auction Termination Date) shall use (and shall cause their respective Subsidiaries to use) all commercially reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on its part under this Agreement and applicable Laws to consummate the Investment and the other transactions contemplated by this Agreement, including preparing and filing all documentation to effect all necessary notices, reports and other filings and to obtain all consents, registrations, approvals, permits and authorizations necessary to be obtained from any third party and/or any Governmental Entity in order to consummate the Investment or any of the other transactions contemplated by this Agreement in accordance with the timelines provided in this Agreement.  Subject to applicable Laws, to the extent reasonably practicable, the parties shall provide copies in advance, and consult with each other on, all filings made with, or written materials submitted to, any Governmental Entity in connection with the Investment and the Transaction Documents.  To the extent permitted by Law and reasonably practicable, the parties shall make good faith efforts to coordinate, and to the extent appropriate, jointly prepare written communications submitted to a Governmental Entity regarding material matters with respect to the transactions contemplated by this Agreement.  In exercising the foregoing rights, each of the Company and the Investor shall act reasonably and as promptly as practicable.  In furtherance and not in limitation of the foregoing, each of the Investor and the Companies shall make any required filing pursuant to the HSR Act with respect to the transactions contemplated hereby as promptly as practicable and in any event within fifteen (15) Business Days following the Auction Termination Date if this Agreement is the Successful Proposal and to supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to the HSR Act and to take all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable thereafter.  Each of the Investor and the Companies will furnish to the other parties such necessary information and reasonable assistance as such other parties may reasonably request in connection with the foregoing.

(e) Each of the Investor and the Companies further covenant and agree (subject to the terms of the Investment Agreement and Bidding Procedures Order and the process contemplated thereby until the Auction Termination Date), with respect to any threatened or pending preliminary or permanent injunction or other order, decree or ruling or statute, rule, regulation or executive order that would adversely affect the ability of the parties hereto to consummate the transactions contemplated hereby, to respectively use all commercially reasonable efforts to prevent the entry, enactment or promulgation thereof, as the case may be.

(f) Nothing in this Agreement shall obligate the Investor or any of its Affiliates to take any action, or agree, (i) to limit in any manner whatsoever or not to exercise any rights of ownership of any securities, or to divest, dispose of or hold separate any securities or all or a portion of their respective businesses, assets or properties or of the business, asset or properties of any of the Companies, or (ii) to limit in any manner whatsoever the abilities of such entities (A) to conduct their respective businesses or own such assets or properties or to conduct the business or own the properties or assets of any of the Companies or (B) to control their respective businesses or operations or the business or operations of any of the Companies.

Section 5.03 .  No Solicitation of Alternative Transactions.  (a) If this Agreement is the Successful Proposal, from and after the Auction Termination Date, each of the Companies agrees that neither it nor any of its officers or directors of the Board shall, and that it shall not authorize or permit its Representatives to, directly or indirectly, initiate, respond to, solicit or knowingly encourage or facilitate any inquiries or the making of any proposal or offer with respect to an Alternative Transaction, enter into negotiations in respect of, take any actions in furtherance of or enter into an Alternative Transaction.  If this Agreement is the Successful Proposal, each of the Companies further agrees that it shall not, and that it shall cause its Representatives not to, directly or indirectly, provide any confidential information or data to, or engage in any negotiations with, any Person relating to an Alternative Transaction, or otherwise knowingly encourage or facilitate any effort or attempt by any Person to make or implement an Alternative Transaction.

(b) Notwithstanding Section 5.03(a), (i) if the Board determines in good faith, after consultation with outside legal counsel that the failure to take such action would be inconsistent with its fiduciary duties, each of the Companies, directly or indirectly through advisors, agents or other intermediaries, may, upon written notice given to, and received by, the Investor (the “Notice”), engage in negotiations or discussions with any Person that has made after the Auction Termination Date a bona fide, unsolicited written proposal with respect to an Alternative Transaction that the Board reasonably believes is likely to lead to a Superior Proposal, and furnish to such Person and its representatives confidential information or data relating to the Company or any of its Subsidiaries and (ii) the Company may take any other action that the Bankruptcy Court or any other court of competent jurisdiction orders such Person to take.  For purposes of this Agreement, “Superior Proposal” means any bona fide, unsolicited written proposal with respect to an Alternative Transaction on terms that the Board determines in good faith by a majority vote, after considering the advice of its financial advisor and outside legal counsel and taking into account the economic and other terms and conditions of such proposal (including the conditions to closing), are more favorable and provide greater value to the constituents than provided hereunder, which the Board determines is reasonably likely to be consummated and for which financing, if a cash transaction (whether in whole or in part), is then fully committed or reasonably determined to be available by the Board.

(c) Each of the Companies agrees that from and after the Auction Termination Date, if this Agreement is the Successful Proposal, it will cease and cause to be terminated any existing activities, discussions or negotiations with any Person with respect to any Alternative Transaction, except as provided in Section 5.03(b).  Upon this Agreement becoming the Successful Proposal, the Companies will promptly request that each Person that has heretofore executed a confidentiality agreement in connection with the auction process described in the Investment Agreement and Bidding Procedures Order destroy all confidential information furnished prior thereto.  Each of the Companies agrees that it will take the necessary steps to promptly inform its Representatives of the obligations undertaken in this Section 5.03(c).

(d) The Company agrees that from and after the Auction Termination Date, if this Agreement is the Successful Proposal, it will notify the Investor as promptly as practicable (and, in any event, within twenty-four (24) hours) if any inquiries, proposals or offers with respect to any Alternative Transaction are received by, any such information is requested from, or any such discussions or negotiations are sought to be initiated or continued with, it or any of its Representatives, indicating, in connection with such notice, the name of such Person and the material terms and conditions of any proposal or offer.

Section 5.04 .  Accounting Policies.  No Company shall make any changes with respect to accounting policies or procedures, except as required by changes in GAAP or by applicable Law or except as such Company, after consultation with the Investor and each party’s independent auditors, determines in good faith is preferable.

Section 5.05 .  Postpetition Transactions and Settlements.  Any Postpetition transaction, settlement agreement, contract or financing (other than settlements of prepetition claims that do not require monetary payments and de minimis ordinary course contracts) and any assumption, rejection or renegotiation of a pre-petition agreement (x) effectuated after the date hereof, (y) that is not incorporated or reflected in the Business Plan and (z) that involves net present value payments by the Companies in excess of $3,000,000 in the aggregate shall be reasonably acceptable to the Investor; provided, however, that transactions to replace one or more A-318 aircraft with either A-319 or A-320 aircraft shall be deemed to be reasonably acceptable to the Investor so long as the terms thereof do not change materially and adversely from the terms of such transactions already consummated by the Company or as otherwise agreed by the parties.

Section 5.06 .  Taxes.  Except as required by Law, by any currently effective Tax sharing agreement listed on Schedule 3.16(c) or pursuant to any lease agreement, none of the Companies shall (i) make any material Tax election or change any currently or previously effective material Tax election, (ii) take any material position on any material Tax return filed on or after the date of this Agreement or adopt or change any accounting method relating to material Taxes that is inconsistent with positions taken or accounting methods used in preparing or filing such Tax returns in prior periods, or (iii) except as to matters listed on Schedule 5.06, enter into any material closing agreement relating to Taxes, settle or consent to any claim or assessment relating to Taxes, waive the statute of limitations for any such claim or assessment, or file any amended material Tax Return.

Section 5.07 .  Flight Operations.  The Companies shall conduct their operations in the ordinary course of business in a manner consistent in all material respects with the Business Plan, provided that the companies may add or delete service both on an annual and seasonal basis.

Section 5.08 .  Notice of Incidents and Accidents.  No Company shall fail to notify the Investor in writing or via electronic mail of any (i) incidents or accidents that are required to be reported under 49 CFR Part 830 occurring on or after the date hereof involving any property owned or operated by any of the Companies or (ii) any accidents occurring after the date hereof involving any property owned and operated by the Companies, including facilities, hangars, and other physical property, that resulted or could reasonably be expected to result in damages or losses in excess of $1,000,000.

Section 5.09 .  Aircraft Maintenance Programs.  Frontier Airlines and Lynx shall use all commercially reasonable efforts to keep all owned and leased aircraft in such condition as may be necessary to enable the FAA Certificate of Airworthiness of such aircraft under the FAA to be maintained in good standing at all times.

Section 5.10 .  No Title IV Liability.  No Company or any ERISA Affiliate shall incur any liability or obligation in respect of any plan subject to Title IV of ERISA except for the Multiemployer Plan liabilities and obligations identified and described on Schedule 5.10, none of which, individually or in the aggregate, will or could be reasonably likely to result in a Material Adverse Effect.

Section 5.11 .  Claims.  On or before June 30, 2009, the Company shall provide the Investor (and the Creditors’ Committee), (a) the current and projected allowed claims estimate for each of the classes described in Section I of the Term Sheet and (b) a list of all of the Company’s material and unexpired real and personal property leases, executory contracts, secured financings and other agreements, together with an estimate of known cure amounts, where relevant, and any known and pending disputes related thereto, in each case broken down by the applicable creditor where reasonably practicable.

Section 5.12 .  Proceeds to General Unsecured Creditors.  Upon Closing and pursuant to the Plan and Confirmation Order, the Companies shall set aside in a segregated, interest bearing account, for the sole benefit of and exclusively for distribution to, holders of allowed general unsecured claims, cash from the Investment Price in the amount of Twenty Eight Million Seven Hundred Fifty Thousand Dollars ($28,750,000).

ARTICLE 6
Additional Covenants

Section 6.01 .  Information Rights and Access.  (a) From and after the date hereof, the Company shall (and shall cause each of its Subsidiaries, Representatives and Affiliates to) afford to the Investor, its Affiliates and their respective Representatives reasonable access, upon reasonable notice during normal business hours and in such manner as will not unreasonably interfere with the conduct of the Companies’ respective businesses, to their respective facilities, properties, books, contracts, commitments, records (including information regarding any pending or threatened Proceeding to which any of the Companies is, or reasonably expects to be, a party), key personnel, officers, independent accountants and legal counsel.  The Company shall use all commercially reasonable efforts to cause its lessors to cooperate with the Investor, its Affiliates and their respective Representatives in connection with the transactions contemplated by this Agreement.

(b) From and after the Auction Termination Date, if this Agreement is the Successful Proposal, the Company shall send or otherwise make available to the Investor, within two Business Days after each meeting of the Board, all written materials sent to Board members by, or on behalf of, the Company.

(c) Notwithstanding anything to the contrary herein, the Company shall not be required to deliver to the Investor any information or materials that the Company determines in good faith, in its sole discretion, (i) are subject to a claim of legal privilege, (ii) relate to the relationship or agreements between the Investor and any of the Companies or (iii) would result in a violation of applicable Law.

(d) Any information and materials made available to the Investor and its Representatives by the Company and its Representatives under this Agreement, including pursuant to Section 6.01 and Section 6.04, are to be held by the Investor and its Representatives in strict confidence, in accordance with the terms of the Mutual Confidentiality and Non-Disclosure Agreement dated as of April 27, 2009, to which the Investor and the Company are parties.

(e) The Company and the Investor agree that, in the event of any disclosure of privileged and confidential information by the Companies to the Investor, the Companies and the Investor have a joint and common interest and accordingly such disclosure shall not constitute waiver of any applicable privilege or publication of any confidence.

Section 6.02 .  Company Reports; Financial Statements.  (a) From and after the date hereof, the Company shall file, in a timely manner, each Annual Report on Form 10-K, Quarterly Report on Form 10-Q and each registration statement, report on Form 8-K, proxy statement, information statement or other report or statement with the SEC, as required by the Exchange Act (the “Subsequent Reports”).  Each Subsequent Report shall, as of the filing date, (i) comply in all material respects with the applicable requirements of the Exchange Act and Securities Act, (ii) not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading and (iii) present fairly, in each case in accordance with GAAP applied on a consistent basis throughout the periods covered (except as stated therein or in the notes thereto), the financial position and results of operation of the entity to which it applies as of the date and for the period set forth therein.

(b) Each of the consolidated balance sheets (including the related notes and schedules) included in or incorporated by reference into the Subsequent Reports shall fairly present, in all material respects, the consolidated financial position of the entities to which it applies as of the date thereof, and each of the consolidated statements of income (or statements of results of operations), stockholders’ equity and cash flows (including the related notes and schedules) included in or incorporated by reference into the Subsequent Reports shall fairly present, in all material respects, the results of operations, retained earnings and cash flows, as the case may be, of the entities to which it applies (on a consolidated basis) for the periods or as of the dates, as the case may be, set forth therein, in each case in accordance with GAAP applied on a consistent basis throughout the periods covered (except as stated therein or in the notes thereto) and in compliance with the rules and regulations of the SEC.

Section 6.03 .  Publicity.  Except as required by Law or by obligations pursuant to any listing agreement with or requirement of any national securities exchange or national quotation system on which the Common Stock is listed, admitted to trading or quoted, and except for announcements in connection with the auction process conducted in accordance with the Investment Agreement and Bidding Procedures Order, neither the Company (nor any of its Affiliates) nor the Investor (nor any of its Affiliates) shall, without the prior written consent of each other party hereto, which consent shall not be unreasonably withheld or delayed, make any public announcement or issue any press release with respect to the Term Sheet or the transactions contemplated by this Agreement.  Prior to making any public disclosure required by applicable Law or pursuant to any listing agreement with or requirement of any relevant national exchange or national quotation system, the disclosing party shall consult with the other parties hereto, to the extent feasible, as to the content and timing of such public announcement or press release.

Section 6.04 .  Tax Contests.  The Company shall keep the Investor apprised of any material Tax audits, examinations, assessments, administrative or court proceedings, or other disputes with respect to any material Tax matter of any of the Companies (“Tax Contests”).  If upon the Auction Termination Date, the Investor is the Successful Investor, the Company shall thereafter provide the Investor with copies of all material written materials received from any taxing authority in respect of any material Tax Contests, shall consult with the Investor in good faith regarding the conduct of such Tax Contest, and shall consider in good faith suggestions made by the Investor and its Representatives regarding the conduct of such Tax Contests.

Section 6.05 .  Investor Financing.  The Investor has, and shall have prior to the Closing, sufficient cash, available lines of credit or other sources of immediately available funds to enable it to make payment of the Investment Price and any other amounts to be paid by it hereunder to consummate the transactions contemplated by this Agreement at the Closing.

Section 6.06 .  Transaction Court Documents.  (a) (i) The Company shall provide to the Investor copies of all Transaction Court Documents and all motions, objections, pleadings, notices, proposed orders and other documents seeking the approval of the any Transaction Court Document or which are primarily related to the Transaction Court Documents as soon as reasonably practicable prior to filing the same with the Bankruptcy Court and (ii) the Investor shall provide to the Company copies of all motions, objections, pleadings, notices, proposed orders and other documents that are to be filed by or on behalf of the Investor in the Cases that are primarily related to the Transaction Court Documents as soon as reasonably practicable prior to filing the same with the Bankruptcy Court, provided that the obligations under this Section 6.06(a) shall not apply to Transaction Court Documents and motions that are the same as the drafts of such Transaction Court Documents and motions attached as exhibits hereto.  If, after delivering the same to the Investor, the Company modifies any draft Transaction Court Document in any respect (or, with respect to the Investment Agreement and Bidding Procedures Order, if the Company makes any modifications from the versions attached hereto or filed contemporaneously herewith), including at the hearing scheduled to consider such Transaction Court Document (such hearing, the “Relevant Hearing”), the Company shall provide the modified version to the Investor as soon as reasonably practicable following such modification.

(b) With respect to drafts of Transaction Court Documents and motions seeking approval of the same and any modifications subsequently made to such drafts and delivered to the Investor pursuant hereto, the Investor shall raise with the Company in writing  any objections that it might have to such drafts or modifications as soon as reasonably practicable following receipt of such drafts or modifications, but in no event later than the Relevant Hearing or the Company’s intended date of filing the motion, as applicable; provided that if the Investor has not been given a reasonable amount of time to review and comment on such drafts or modifications, the Investor may object on the grounds of failure to provide sufficient time; provided further that if the Investor raises such an objection or if, after the conclusion of the Relevant Hearing, the Bankruptcy Court makes any modifications to a Transaction Court Document that were not discussed or described at the Relevant Hearing, the Investor shall have five (5) Business Days after the approval or entry of such Transaction Court Document to raise any objections to such modifications.  So long as the Company complies with the requirements of this Section 6.06 regarding a given Transaction Court Document, unless the Investor timely raises an objection to such document as set forth herein (and such objection has not been resolved to the reasonable satisfaction of Investor), such document shall be deemed to fulfill the condition precedent to the Investor’s obligation to make the Investment set forth in Section 7.01(b) hereof and the Investor shall be deemed to have waived in all respects any termination right with respect to such document.  Regardless of whether or not the Investor raises any objection to a given Transaction Court Document or any modifications thereto in advance of the Relevant Hearing, the Investor shall be deemed to have waived in all respects any closing condition or termination right with respect to such document unless a Representative of the Investor, with decision-making authority, appears at the Relevant Hearing to provide final approval of such Transaction Court Document and any modifications thereto made at or prior to such hearing.  Notwithstanding the foregoing, the Investor shall not be entitled to raise any objections to any draft Transaction Court Documents and motions that are the same as the draft Transaction Court Documents and motions attached hereto as exhibits.

(c) The Company will also use reasonable efforts to provide to the Investor, in advance of filing the same with the Court, copies of motions directly related to the following: (i) credit card processing agreements, (ii) collective bargaining agreements or ERISA matters, (iii) aircraft sales, (iv) management retention or (v) any compromise or settlement of a Postpetition claim that would result in a payment by the Company of more than $500,000.

(d) Notwithstanding anything to the contrary in this Agreement, failure to comply with the requirements of this Section 6.06 shall not form the basis for any termination of this Agreement by either party or failure of either party to satisfy the conditions to their obligations under Article 8.

Section 6.07 .  Director and Officer Liability and Indemnification.  The Investor hereby agrees to do the following:

(a) Upon and at all times after the Closing Date, the Certificate of Incorporation shall contain provisions that require the Company, subject to appropriate procedures, to indemnify the Company’s former and present directors and executive officers (each, an “Indemnified Person”), in each case to the fullest extent permitted by applicable Law.

(b) Prior to the Closing Date, the Company shall or, if the Company is unable to, the Investor shall, as of the Closing Date, obtain and fully pay the premium for the non-cancellable extension of the directors’ and officers ’ liability coverage of the Company’s existing directors’ and officers’ insurance policies and the Company’s existing fiduciary liability insurance policies (collectively, “D&O Insurance”), in each case for a claims reporting or discovery period of at least six years from and after the Closing Date with respect to any claim related to any period or time at or prior to the Closing Date from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to D&O Insurance with terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under the Company’s existing policies; provided that the Company shall give the Investor a reasonable opportunity to participate in the selection of such tail policy and the Company shall give reasonable and good faith consideration to any comments made by the Investor with respect thereto.  If the Company or the Investor for any reason fail to obtain such “tail” insurance policies as of the Closing Date, the Investor shall continue to maintain in effect, for a period of at least six years from and after the Closing Date, the D&O Insurance in place as of the date hereof with the Company’s current insurance carrier or with an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to D&O Insurance with terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under the Company’s existing policies as of the date hereof, or the Investor shall purchase from the Company’s current insurance carrier or from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to D&O Insurance comparable D&O Insurance for such six-year period with terms, conditions, retentions and limits of liability that are no less favorable than as provided in the Company’s existing policies as of the date hereof; provided that in no event shall the Investor be required to expend for such policies pursuant to this sentence an annual premium amount in excess of 200% of the amount per annum the Company paid in their last full fiscal year, which amount is set forth in Schedule 6.07; and provided further that if the aggregate premiums of such insurance coverage exceed such amount, the Investor shall be obligated to obtain a policy with the greatest coverage available, with respect to matters occurring prior to the Closing Date, for a cost not exceeding such amount.

(c) If the Investor or any of its successors or assigns Error! Bookmark not defined. consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or Error! Bookmark not defined. transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of the Investor, as the case may be, shall assume the obligations set forth in this Section 6.07.

(d) The rights of each Indemnified Person under this Section 6.07 shall be in addition to any rights such Person may have under the certificate of incorporation or by-laws of the Company or any of its Subsidiaries, under Delaware Law or any other applicable Law or under any agreement of any Indemnified Person with the Company or any of its Subsidiaries.  These rights shall survive consummation of the transactions contemplated by this Agreement and the Transaction Documents, and are intended to benefit, and shall be enforceable by, each Indemnified Person.

ARTICLE 7
Conditions

Section 7.01 .  Conditions to Both the Investor’s and the Company’s Obligations.  Both the obligation of the Investor to make the Investment pursuant to Section 2.01 hereof and the obligation of the Company to issue and sell the Common Shares pursuant to Section 2.01 hereof at the Closing are subject to satisfaction or waiver of each of the following conditions precedent:

(a) Definitive Documents.  Definitive Transaction Documents necessary to consummate the transactions contemplated herein shall have been prepared, negotiated and, to the extent applicable, executed by the parties, and approval by the Bankruptcy Court of such documents, as necessary, shall have been obtained.  All Transaction Documents (in form and substance satisfactory to both the Investor and the Company), to the extent applicable, shall have been executed by the parties thereto on or prior to the Effective Date, shall not have been modified without either of the Investor’s or the Company’s consent and shall be in effect and the consummation of the transactions contemplated thereby shall not be stayed, and all conditions to the obligations of the parties under the Transaction Documents shall have been satisfied or effectively waived.  All corporate and other proceedings to be taken by the Investor and the Company in connection with the Transaction Documents and the transactions contemplated thereby to be completed at the Closing and documents incident thereto shall have been completed in form and substance satisfactory to the Investor and the Company, and the Investor and the Company shall have received all such counterpart originals or certified or other copies of the Transaction Documents and such other documents as it may reasonably request.

(b) Transaction Court Documents.  Subject to Section 6.06, the Bankruptcy Court shall have confirmed the Plan, approved the Disclosure Statement and entered all orders included in the Transaction Court Documents, each of which orders shall not have been subsequently modified without the Investor’s and the Company’s prior written consent, reversed or vacated, and each such Transaction Court Document shall be in effect and not be stayed.

(c) Effective Date.  The Effective Date shall have occurred.

(d) Compliance with Laws, No Adverse Action or Decision.  Since the date hereof, (i) no Law shall have been promulgated, enacted or entered that restrains, enjoins, prevents, materially delays, prohibits or otherwise makes illegal the performance of any of the Transaction Documents with respect to the transactions contemplated thereby to be completed at the Closing; and (ii) no preliminary or permanent injunction or other order by any Governmental Entity that restrains, enjoins, prevents, delays, prohibits or otherwise makes illegal the performance of any of the Transaction Documents shall have been issued and remain in effect.

Section 7.02 .  Conditions to the Investor’s Obligations.  The obligations of the Investor to make the Investment pursuant to Section 2.01 hereof is subject to satisfaction or waiver of each of the following conditions precedent:

(a) Representations and Warranties; Covenants.  The representations and warranties of the Company set forth in Article 3 herein (i) that are qualified by materiality or Material Adverse Effect shall be true and correct on and as of the date hereof and at the time immediately prior to the Closing (except where such representation and warranty speaks by its terms of “at Closing,” in which case it shall be true and correct as of the time of Closing) as if made on the Closing Date (except where such representation and warranty speaks by its terms of a different date, in which case it shall be true and correct as of such date), and (ii) that are not qualified by materiality or Material Adverse Effect shall be true and correct in all material respects on and as of the date hereof and at the time immediately prior to the Closing (except where such representation and warranty speaks by its terms of “at Closing,” in which case it shall be true and correct in all material respects as of the time of Closing) as if made on the Closing Date (except where such representation and warranty speaks by its terms of a different date, in which case it shall be true and correct in all material respects as of such date).  The Company shall have performed in all material respects all obligations and complied with all agreements, undertakings, covenants and conditions required to be performed by it hereunder at or prior to the Closing, and the Company shall have delivered to the Investor at the Closing a certificate dated the Closing Date and signed by an officer of the Company to the effect that the conditions set forth in this Section 7.02(a) have been satisfied.

(b) Certificate of Incorporation and By-Laws.  The Certificate of Incorporation and By-Laws, as provided for in the Plan, shall contain the terms contemplated hereby, and the Certificate of Incorporation shall have been filed with and accepted by the Secretary of State of the State of Delaware.  As of the Closing Date, the Company shall have made available to the Investor a complete and correct copy of the certificates of incorporation and the by-laws or comparable governing instruments of each of the Companies, in full force and effect as of the Closing Date.

(c) Foreign Ownership.  The Company shall be in compliance with the applicable Laws and requirements regarding foreign ownership or control of U.S. air carriers, except to the extent that any failure to be in compliance is in any way attributable to the Investor or any transferee of Investor or any actions by the Investor.

(d) Litigation.  There shall be no (i) threatened or pending Postpetition suit, action, investigation, inquiry or other proceeding by or before any court of competent jurisdiction (excluding the Cases or any Proceedings thereunder, and any matter that represents a prepetition claim that will be discharged by the Bankruptcy Court in the Cases) that is reasonably likely to be decided in a manner that is material and adverse to the Company or any of its Subsidiaries, taken as a whole, or (ii) Proceedings instituted by any Governmental Entity that remain pending and seek to restrain, enjoin, prevent, delay, prohibit or otherwise make illegal the performance of any of the Transaction Documents, except for any Proceedings that have a significant likelihood of being brought to a conclusion that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(e) Consents Under Agreements.  The Company shall have obtained the consent or approval of each Person whose consent or approval shall be required under any Material Contract to which the Company or any of its Subsidiaries is a party in connection with the transactions contemplated by this Agreement, except for (i) Material Contracts as to which consent or approval is unnecessary under Section 365 of the Bankruptcy Code or (ii) Material Contracts with a party that received actual, written notice in the Cases and failed to object to the treatment of such contract thereunder prior to the Effective Date.

(f) Fleet Plan.  The Companies’ fleet plan shall be finalized in a manner acceptable to the Investor (which may be different from the plan incorporated in the Business Plan as of June 3, 2009).

(g) Collective Bargaining Agreements.  The term of the collective bargaining agreement with respect to the Frontier Airlines Pilots Association shall be extended by three (3) years with unlimited scope relief.  With respect to all other employees, the current profit sharing plan shall be replaced with a discretionary profit sharing or bonus plan that is approved by the Board and by the Investor.

(h) Financing.  The Company shall arrange financing or a manufacturer back-stop commitment, in the form and substance customary in the aviation industry and reasonably acceptable to the Investor (which financing may be expressly conditioned on the Companies’ emergence from Chapter 11 proceedings), for all firm orders for future aircraft deliveries reflected in the Business Plan from (i) an affiliate of Export Development Canada (EDC), Airbus or Bombardier Inc. or (ii) another financing party reasonably acceptable to the Investor.

(i) DIP Credit Agreement.  The DIP Credit Agreement shall not have been terminated by the Investor as a result of an Event of Default (as defined in the DIP Credit Agreement).

(j) Confirmation Order.  Subject to Section 6.06, the Confirmation Order shall have been entered by the Bankruptcy Court, shall be unstayed and, once entered, shall not have been modified without the Investor’s prior written consent.

(k) Consents and Approvals.  The Company shall have received (i) all approvals, clearances, consents and authorizations set forth on Schedule 7.02(k) required to be obtained from the DOT and FAA for the consummation of the Investment and the other transactions contemplated hereby, which approvals, clearances, consents and authorizations have not been stayed or vacated and (ii) all other Regulatory Approvals (other than waiting periods imposed by applicable Law as referred to later in this paragraph) set forth on Schedule 7.02(k), which shall have become final and unappealable, and (iii) all other material approvals, permits, authorizations, exemptions, consents, licenses and agreements from other third parties that are necessary to permit the transactions contemplated hereby and to permit the reorganized Company to carry on its business after such transactions in a manner not materially inconsistent with the manner in which it was carried on prior to the Effective Date (together with the Regulatory Approvals (the approvals described in clauses (i), (ii) and (iii), the “Approvals”), which Approvals shall not contain any condition or restriction that, in the Investor’s reasonable judgment, materially impairs the reorganized Company’s ability to carry on its business or materially restricts any business activity of the Investor or the Companies.  All waiting periods imposed by applicable Law (including under the HSR Act, if applicable) in connection with the transactions contemplated by the Transaction Documents shall have expired or been terminated without any action having been taken by any court of competent jurisdiction restraining, preventing or imposing materially adverse conditions upon such transactions (which action remains in effect).  Notwithstanding the foregoing, the parties recognize that the DOT or FAA may issue temporary or interim approvals or exemptions (the “Initial Approvals”) that allow the consummation of the Investment and that may require subsequent additional approvals.  Such Initial Approvals shall be sufficient to fulfill the requirements of this Section 7.02(k) as to that corresponding Approval, but not with respect to any other Approvals.

(l) No Material Adverse Effect.  Since June 5, 2009, no event, circumstance or matter shall have occurred or arisen that has had, or would reasonably be expected to have, a Material Adverse Effect.

(m) Tax Due Diligence.  The Investor shall have completed by 9:00 a.m. on July 12, 2009 its due diligence with respect to certain tax matters covered in Schedule 7.02(m), the results of which shall be satisfactory to the Investor in its sole discretion, provided that if the Investor determines prior to such time that the condition in this Section 7.02(m) is not capable of being satisfied, it shall immediately notify the Company.

Section 7.03 .  Conditions to the Company’s Obligations.  The obligation of the Company to issue and sell the Common Stock pursuant to Section 2.01 hereof at the Closing is subject to satisfaction or waiver of each of the following conditions precedent:

(a) Representations and Warranties; Covenants.  The representations and warranties of the Investor set forth in Article 4 hereof (without giving effect to any Material Adverse Effect, materiality or similar qualifier) shall have been true and correct in all respects, on and as of the date hereof and at the time immediately prior to the Closing (except where such representation and warranty speaks by its terms of “at Closing,” in which case it shall be true and correct as of the time of Closing) as if made on the Closing Date (except where such representation and warranty speaks by its terms as of a different date, in which case it shall be true and correct as of such date), except to the extent that such inaccuracies have not had, and would not, individually or in the aggregate, reasonably be expected to prevent or materially delay or impede the Investor’s ability to consummate the Investment.  The Investor shall have performed in all material respects all obligations and complied with all agreements, undertakings, covenants and conditions required to be performed by it at or prior to the Closing, and the Investor shall have delivered to the Company at the Closing a certificate dated the Closing Date and signed on behalf of an officer of the Investor to the effect that the conditions set forth in this Section 7.03(a) have been satisfied.

(b) Compliance with Laws; No Adverse Action or Decision.  Since the date hereof, (i) no Law shall have been promulgated, enacted or entered that restrains, enjoins, prevents, materially delays, prohibits or otherwise makes illegal the performance of any of the Transaction Documents with respect to the transactions contemplated thereby to be completed at the Closing; (ii) no preliminary or permanent injunction or other order by any Governmental Entity that restrains, enjoins, prevents, delays, prohibits or otherwise makes illegal the performance of any of the Transaction Documents shall have been issued and remain in effect, except for such injunctions that, if obtained, could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the reorganized Company; and (iii) no Governmental Entity shall have instituted any Proceeding that seeks to restrain, enjoin, prevent, delay, prohibit or otherwise make illegal the performance of any of the Transaction Documents, except for any Proceedings, which have a significant possibility of being brought to a conclusion which would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the reorganized Companies.

(c) Consents and Approvals.  The Company shall have received the Approvals, which Approvals shall not contain any condition or restriction that, in the Investor’s reasonable judgment, materially impairs the reorganized Company’s ability to carry on its business or materially restricts any business activity of the Investor or the Companies.  All waiting periods imposed by applicable Law (including under the HSR Act, if applicable) in connection with the transactions contemplated by the Transaction Documents shall have expired or been terminated without any action having been taken by any court of competent jurisdiction restraining, preventing or imposing materially adverse conditions upon such transactions (which action remains in effect).  Any Initial Approval shall be sufficient to fulfill the requirements of this Section 7.03(c) as to the corresponding Approval, but not with respect to any other Approvals.

(d) Citizenship.  The Company shall have received a certificate from the Investor certifying that the Investor is a “citizen of the United States,” as the term is used in Section 40102(a)(15) of Title 49 and is in compliance with applicable United States law with respect to foreign ownership requirements of U.S. air carriers.

(e) DIP Credit Agreement.  The DIP Credit Agreement shall not have been terminated by the Investor as a result of an Event of Default (as defined in the DIP Credit Agreement), and there shall have been no material breach of the DIP Credit Agreement by the Investor that is continuing.

(f) Confirmation Order.  The Confirmation Order shall have been entered by the Bankruptcy Court, shall be unstayed and, once entered, shall not have been modified without the Company’s prior written consent.

ARTICLE 8
Termination

Section 8.01 .  Termination of Agreement.  Subject to Section 6.06 and Section 8.02 hereof, this Agreement may be terminated by notice in writing at any time prior to the Closing by:

(a) the Investor or the Company, if a Person, other than the Investor or an Affiliate of the Investor, is approved by the Bankruptcy Court as the Successful Investor or the Companies otherwise proceed with an Alternative Transaction;

(b) the Company, if (i) there shall have been a material breach by the Investor of Section 5.02, (ii) there shall have been a material breach by the Investor of any representation, warranty, covenant or agreement contained in this Agreement which breach would result in the failure to satisfy any condition set forth in Section 7.01 or Section 7.03 hereof to the Company’s obligations and that has not been cured within ten (10) days following receipt by the Investor of written notice from the Company of such breach or if such breach is not capable of being cured or (iii) any condition set forth in Section 7.01 or Section 7.03 hereof to the Company’s obligations is not capable of being satisfied;

(c) the Investor or the Company, if the Closing shall not have occurred on or before December 1, 2009; provided that the right to terminate the agreement hereunder shall not be available to any party whose breach of this Agreement results in the failure of the Closing to occur prior to such time;

(d) the Investor, if (i) there shall have been a material breach by the Companies of (A) Section 5.02 or (B) Section 5.03, (ii) there shall have been a material breach by the Company of any representation, warranty, covenant or agreement contained in this Agreement, which breach would result in the failure to satisfy any condition set forth in Section 7.01 or Section 7.02 to the Investor’s obligations and that has not been cured within ten (10) days following receipt by the Company of written notice from the Investor of such breach or if such breach is not capable of being cured, immediately upon such breach, or (iii) any condition set forth in Section 7.01 or Section 7.02 to the Investor’s obligations is not capable of being satisfied;

(e) the Investor, if the Investment Agreement and Bidding Procedures Order does not provide that the Auction Termination Date is on or prior to August 17, 2009;

(f) the Investor, if (i) the Bankruptcy Court denies the Investment Agreement and Bidding Procedures Motion, or (ii) the Bankruptcy Court or any court of competent jurisdiction to which a decision relating to the Cases has been appealed modifies, in a manner materially adverse to the Investor, the Investment Agreement and Bidding Procedures Order without the prior written consent of the Investor, or reverses, vacates or stays such order following its entry;

(g) the Investor, upon termination of the DIP Credit Agreement upon an Event of Default (as defined in the DIP Credit Agreement);

(h) the Investor, if the Cases shall have been converted into Chapter 7 Cases or shall have been dismissed, or a trustee or examiner with expanded powers relating to any of the Companies’ business shall have been appointed, prior to the Effective Date;

(i) the Company, if (x) the Board determines in good faith that the Companies cannot reasonably be expected to have the financial resources that they will need to conduct their businesses, (y) the Company ceases operations (other than in connection with a sale of all or substantially all of the assets of the Companies or a sale of the business of Lynx, in each case in a single transaction or series of related transactions) and (z) the Company has not knowingly and intentionally acted in a manner that breached any of its obligations under this Agreement or the DIP Credit Agreement and would reasonably be expected to be inconsistent with an intention to proceed with the Investment on the terms and conditions set forth herein;

(j) mutual agreement in writing by the Company and the Investor;

(k) the Investor, pursuant to Section 9.11;

(l) the Investor, if there shall have been a Material Adverse Effect prior to the Closing;

(m) the Investor, upon the delivery of the Notice; or

(n) the Investor, if the results of the due diligence referred to in Section 7.02(m) are not satisfactory to the Investor.

In order for the Investor to terminate this Agreement based on the form or substance of any document or order (including based on alleged non-conformity with any requirements in the Transaction Documents or based on non-satisfaction by the Investor therewith), the Investor must exercise such termination right prior to the earlier of (i) the fifth (5th) business day after the Company delivers to the Investor a proposed substantially final form thereof and (ii) the court hearing at which such document will be approved or such order entered; provided that if material changes are subsequently made to such document or order prior to court approval or entry by the Court thereof, the Investor shall be provided with such changes and shall have until the conclusion of the court hearing at which such document will be approved or such order entered to exercise its rights regarding any such changes.  In order for the Investor to terminate this Agreement on any other basis, it must do so on or before the tenth (10th) Business Day after the date on which the Investor becomes aware of its right to so terminate this Agreement.  If the Investor does not terminate the Agreement in accordance with the requirements of the preceding two sentences, the Investor shall be deemed to have waived the applicable condition(s) and termination rights for purposes of Article 7 and Article 8.

Section 8.02 .  Effect of Termination.  (a) If this Agreement is terminated in accordance with Section 8.01 hereof and the transactions contemplated hereby are not consummated, this Agreement shall become null and void and of no further force and effect except that the terms and provisions of this Section 8.02, Section 6.03 and Article 9 hereof shall remain in full force and effect.  If this agreement is terminated under any circumstances described in Section 8.02(b) or Section 8.02(c), the Investor’s sole and exclusive remedy shall be as set forth therein.  Notwithstanding the foregoing or any other provision of this Agreement (including Section 8.02(b) and Section 8.02(c), none of the Company, its Affiliates nor any of their respective Representatives shall have any liability under this Agreement or any other Transaction Document (other than amounts payable under the DIP Agreement) if this Agreement is terminated under any circumstances other than as described in Section 8.02(b) and Section 8.02(c).

(b) Notwithstanding the foregoing, in the event that after the entry of the Investment Agreement and Bidding Procedures Order, (i) the Investor terminates this Agreement pursuant to Section 8.01(d)(i) as a result of a knowing, willful and material breach by the Company, Section 8.01(g) as a result of a knowing, willful and material breach by any of the Companies of the DIP Credit Agreement, or Section 8.01(h) as a result of a filing by the Company seeking the conversion, dismissal or appointment specified therein, (ii) the Investor terminates this Agreement pursuant to Section 8.01(d)(ii) or 8.01(d)(iii) as a result of a knowing, willful and material failure by the Company to fulfill a condition to the performance of this Agreement by the Investor resulting in the termination of this Agreement by the Investor and the completion of an Alternative Transaction or (iii) the Investor or the Company terminates this Agreement pursuant to Section 8.01(a) or Section 8.01(m), then the Company shall pay the Investor, by wire transfer of same day funds, a termination fee of $3,500,000 (the “Termination Fee”) and reimburse the Investor in full for all accrued and unpaid Expenses; provided that the Termination Fee and Expenses shall not be payable if the Investor has breached in any material respect any obligation of the Investor under any Transaction Document and has not cured such breach within the time periods referred to in Section 8.01(b)(ii).  The Termination Fee and any Expenses payable pursuant to this Section 8.02(b) shall be paid upon the earlier of (i) the closing of any Alternative Transaction, (ii) the dismissal of the Companies’ Cases, or (iii) the conversion of the Companies Cases to cases under chapter 7 of the Bankruptcy Code.

(c) Notwithstanding the foregoing, in the event that after the entry of the Investment Agreement and Bidding Procedures Order, (i) the Investor terminates this Agreement pursuant to Section 8.01(d)(ii) or Section 8.01(d)(iii) due to (whether independently or together with other allegations of breach) (A) the Company materially breaching the covenant set forth in Section 5.05, (B) the Companies’ fleet plan not being finalized in a manner consistent with Section 7.02(f), (C) the term of the collective bargaining agreement with respect to the Frontier Airlines Pilots Association not being extended by three (3) years with unlimited scope relief, (D) the Companies’ failure to seek resolution of disputed tax claims and other disputes with and involving the City of Denver in advance of making any decision regarding the physical location of the Companies’ headquarters and operations, in each case in a manner reasonably acceptable to the Investor, (E) the Company not satisfying the condition relating to financing for future aircraft set forth in Section 7.02(h), (ii) the Investor terminates this Agreement pursuant to Section 9.11 or (iii) the Investor terminates this Agreement pursuant to Section 8.01(l), then the Company shall promptly reimburse the Investor in full for all accrued and unpaid Expenses but not the Termination Fee; provided that the Expenses shall not be payable if the Investor has breached in any material respect any material obligation of the Investor under this Agreement and has not cured such breach within the time periods referred to in Section 8.01(b)(ii).

(d) The Company acknowledges that the agreements contained in Section 8.02(b) and 8.02(c) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the Investor would not enter into this Agreement; accordingly, if the Company fails to promptly pay any amount due pursuant to Section 8.02(b) or 8.02(c), and, in order to obtain such payment, the Investor commences a suit which results in a judgment against the Company for the fee, charges or expenses to which reference is made in Section 8.02(b) or 8.02, the Company shall pay to the Investor its costs and expenses (including attorneys’ fees) in connection with such suit, together with interest on the amount of the fee at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made.

(e) Agreement to Arbitrate.

            (i) Unless the parties otherwise specifically agree in writing, any Arbitrable Dispute between the parties hereto will be submitted to and finally resolved by arbitration in accordance with the Arbitration Rules, as the rules may be modified in this Agreement, and each of the parties agrees that (a) the procedures set forth in this Section 8.02(e) will be the sole and exclusive manner by which any Arbitrable Dispute will be claimed and such party irrevocably waives any right to begin any Action in or before any Governmental Authority relating to an Arbitrable Dispute; and (b) such party irrevocably waives any right to any trial by jury with respect to any Arbitrable Dispute.

            (ii) In the event of an Arbitrable Dispute, any party may deliver an Arbitration Demand Notice in respect of such Arbitrable Dispute to the parties to the dispute in the manner set forth in Section 9.04 (the date such Arbitration Demand Notice is so delivered, the “Arbitration Demand Date”).  The forum for such arbitration will be agreed on by the Parties or, in the absence of any agreement, will be in a venue located in New York City.

            (iii) Arbitration will be conducted by a panel of three arbitrators selected as provided in this Section 8.02(e).  In connection with any Arbitrable Dispute in respect of which an Arbitration Demand Notice has been delivered, each party, within five (5) days of the Arbitration Demand Date, shall select one person to act as arbitrator and the two selected shall select a third arbitrator within five (5) days of their appointment.  If the arbitrators selected by the Parties are unable or fail to agree upon the third arbitrator, within such timeframe, the third arbitrator shall be selected by the American Arbitration Association.  In connection with the selection of the arbitrators, consideration will be given to familiarity with transactions in the Company’s industry and experience in dispute resolution, as a judge or otherwise.  Notwithstanding anything to the contrary in this Agreement, the rules of the American Arbitration Association relating to the selection of arbitrators and the location of arbitrations shall not apply to arbitrations hereunder.  If an arbitrator cannot continue to serve, a successor will be selected by the same manner in which his or her predecessor was chosen.  If such withdrawal occurs after the arbitration hearing has begun but before a final decision has been delivered, a full rehearing will be held if, and only if, the remaining arbitrators unanimously agree that a rehearing is appropriate.

            (iv) The final decision of the arbitration panel will be rendered in writing to the parties not later than forty-five (45) days after the Arbitration Demand Date, unless otherwise agreed by the parties in writing.  The decision of the arbitration panel will be final and binding on the parties, and judgment thereon may be had and will be enforceable in any court having jurisdiction over the Parties.  The arbitrator or arbitrators will be guided, but not bound, by the Federal Rules of Evidence and by the procedural rules, including discovery provisions, of the Federal Rules of Civil Procedure.  Any discovery will be limited to information directly relevant to the controversy or claim in arbitration.

            (v) The arbitration panel will give effect to the applicable provisions of this Agreement and follow applicable Law and will have full power and authority to determine issues of arbitrability and to interpret or construe the applicable provisions of this Agreement and to determine the amount of any damages in respect of such Arbitrable Dispute, subject to the terms and limitations of this Agreement.  If a Party fails or refuses to appear at and participate in an arbitration hearing after due notice, the arbitrator may hear and determine the controversy on evidence produced by the appearing Party.

            (vi) The interpretation of the provisions of this Section 8.02(e), only insofar as they relate to the agreement to arbitration and any procedures pursuant thereto, will be governed by the Federal Arbitration Act and other applicable federal Law.  In all other respects the interpretation of this Agreement will be governed as set forth in Section 9.07.

            (vii) Subject to the last sentence of Section 8.02(a), the Company’s obligations pursuant to this Section 8.02, including the obligation to pay the Termination Fee, shall survive termination of this Agreement and shall constitute an allowed administrative expense of the Companies.

            (viii) Each party agrees that in the event of any arbitration pursuant to this Section 8.02(e), the aggregate Expenses of each party in connection with any Arbitrable Dispute (including the reasonable and documented fees and expenses of counsel, any expert witnesses and the arbitration panel) shall be borne as determined by the arbitration panel.

ARTICLE 9
Miscellaneous

Section 9.01 .  Collective Bargaining Agreements.  (a) Frontier Airlines Pilot Association.  Subject to the provisions of the Railway Labor Act, upon the Closing, the Investor will (i) be bound by the current Collective Bargaining Agreement between Frontier Airlines and the Frontier Airlines Pilots Association as amended and in effect as of the Closing (the “FAPA CBA”), (ii) recognize Frontier Airlines Pilots Association as the representative of the Frontier Airlines pilots and (iii) assume employment of such pilots represented by the Frontier Airlines Pilots Association.  Upon and after the Closing,  the Company shall continue to be responsible for implementing and carrying out its obligations under the FAPA CBA.

(b) International Brotherhood of Teamsters.  Subject to the provisions of the Railway Labor Act, upon the Closing, the Investor agrees to (i) assume the current Collective Bargaining Agreement between Frontier Airlines and the International Brother of Teamsters on behalf of Frontier’s Aircraft Technicians, Ground Service Equipment Technicians, and Tool Room Attendants, as amended by the November 14, 2008 order of the Bankruptcy Court pursuant to 11 U.S.C. 1113, and in effect as of the Closing, (ii) assume the current Collective Bargaining Agreement between Frontier Airlines and the International Brother of Teamsters on behalf of Frontier’s Material Specialists, as amended by the November 14, 2008 order of the Bankruptcy Court pursuant to 11 U.S.C. 1113, and in effect as of the Closing and (iii) assume the current Collective Bargaining Agreement between Frontier Airlines and the International Brother of Teamsters on behalf of Frontier’s Aircraft Appearance Agents and Maintenance Cleaners, as amended and in effect as of the Closing (the agreements described in clauses (i), (ii) and (iii), the “IBT CBAs”).  Upon and after the Closing,  the Company shall continue to be responsible for implementing and carrying out its obligations under the IBT CBAs.

(c) Transport Workers Union.  Subject to the provisions of the Railway Labor Act, upon the Closing, the Investor agrees to assume the current Collective Bargaining Agreement between Frontier Airlines and the Transport Workers Union of American AFL-CIO on behalf of Frontier Airlines’ Aircraft Dispatchers as amended and in effect as of the Closing (the “TWU CBA”). Upon and after the Closing,  the Company shall continue to be responsible for implementing and carrying out its obligations under the TWU CBA.

Section 9.02 .  Survival of Representations and Warranties.  None of the representations and warranties contained in this Agreement shall survive the Closing Date.

Section 9.03 .  Specific Performance.  The parties hereto specifically acknowledge that monetary damages are not an adequate remedy for violations of this Agreement, that any party hereto may, in its sole discretion, apply to a court of competent jurisdiction for specific performance or injunctive or such other relief as such court may deem just and proper in order to enforce this Agreement or prevent any violation hereof and, to the extent permitted by applicable Law and to the extent the party seeking such relief would be entitled on the merits to obtain such relief, each party waives any objection to the imposition of such relief.  Any requirements for the securing or posting of any bond with such remedy are waived.

Section 9.04 .  Notices.  All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date of receipt and shall be delivered personally, mailed by registered or certified mail (postage prepaid, return receipt requested), sent by overnight courier or sent by fax, to the parties at the following addresses or fax numbers (or at such other address or fax number for a party as shall be specified by like notice):

(i) If to the Investor, to:

c/o Republic Airways Holdings Inc.
8909 Purdue Road
Indianapolis, IN  46268
Attention:  Hal Cooper
Fax: (317) 484-4545

With a copy to:

Fulbright & Jaworski L.L.P.
666 Fifth Avenue
New York, NY  10103
Attention:  David Rosenzweig, Esq.
Fax: (212) 318-3400

(ii) If to any of the Companies, to:

Frontier Airlines Holdings, Inc.
Frontier Center One
7001 Tower Rd.
Denver, CO  80249-7312
Attention: Matthew R. Henry, Esq.
Fax: (720) 374-4379

With a copy to:

Davis Polk & Wardwell LLP
1600 El Camino Real
Menlo Park, CA 94025
Attention:  Daniel G. Kelly, Jr., Esq.
Fax: (650) 752-2113

Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, NY 10017
Attention: Marshall Huebner, Esq.
Fax: (212) 752-2113

Section 9.05 .  Entire Agreement; Amendment.  (a) This Agreement and the documents described herein (including the Plan) or attached or delivered pursuant hereto (including, without limitation, the other Transaction Documents) set forth the entire agreement between the parties hereto with respect to the transactions contemplated by this Agreement.  Any provision of this Agreement may only be amended, modified or supplemented in whole or in part at any time by an agreement in writing among the parties hereto executed in the same manner as this Agreement.  No failure on the part of any party to exercise, and no delay in exercising, any right shall operate as waiver thereof, nor shall any single or partial exercise by either party of any right preclude any other or future exercise thereof or the exercise of any other right.  No investigation by a party hereto of any other party hereto prior to or after the date hereof shall stop or prevent the exercise of any right hereunder or be deemed to be a waiver of any such right.

(b) Notwithstanding anything to the contrary in this Agreement requiring any level of “efforts” or “cooperation” or otherwise by the Investor or the Company, neither the Investor nor the Company shall be obligated to agree to any amendment, modification, revision or waiver of the DIP Credit Agreement or this Agreement (or any portion or provision thereof).

Section 9.06 .  Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same document.

Section 9.07 .  Governing Law; Jurisdiction.  To the extent not governed by the Bankruptcy Code, this Agreement shall be governed by, and interpreted in accordance with, the Laws of the State of New York applicable to contracts made and to be performed in that State without reference to its conflict of laws rules.  Subject to Section 8.02(e), the parties hereto agree that the appropriate and exclusive forum for any disputes arising out of this Agreement between the Company and the Investor shall be the Bankruptcy Court, or if such court will not hear any such suit, any federal or state court located in New York County, New York, and, the parties hereto irrevocably consent to the exclusive jurisdiction of such courts, and agree to comply with all requirements necessary to give such courts jurisdiction.  The parties hereto further agree that the parties will not bring suit with respect to any disputes arising out of this Agreement except as expressly set forth below for the execution or enforcement of judgment, in any jurisdiction other than the above specified courts.  Each of the parties hereto irrevocably consents to the service of process in any action or proceeding hereunder by the mailing of copies thereof by registered or certified airmail, postage prepaid, to the address specified in Section 9.04 hereof.  The foregoing shall not limit the rights of any party hereto to serve process in any other manner permitted by the Law or to obtain execution of judgment in any other jurisdiction.  The parties further agree, to the extent permitted by Law, that final and non-appealable judgment against any of them in any action or proceeding contemplated above shall be conclusive and may be enforced in any other jurisdiction within or outside the United States by suit on the judgment, a certified or exemplified copy of which shall be conclusive evidence of the fact and the amount of indebtedness.  THE PARTIES AGREE TO WAIVE ANY AND ALL RIGHTS THAT THEY MAY HAVE TO A JURY TRIAL WITH RESPECT TO DISPUTES ARISING OUT OF THIS AGREEMENT.

Section 9.08 .  Successors and Assigns.  Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the parties hereto and their respective successors and permitted assigns.  Neither this Agreement nor any rights hereunder shall be assignable by any party hereto without the prior written consent of the other parties hereto; provided, however, that the Investor may assign, without the consent of the other parties hereto, all or part of its interest in this Agreement and all or part its rights hereunder to any of its Affiliates; provided, that any such assignment by the Investor shall not relieve the Investor of any of its obligations hereunder.  In the case of an assignment to an Affiliate of the Investor in compliance with the provisions of this Section 9.08, the term “Investor” shall include, following such assignment, any such Affiliate to the extent of such assignment and shall mean the assigning Investor and such Affiliate taken collectively; provided that if such Affiliate ceases to be an Affiliate of the Investor, the term “Investor” shall no longer include such Person.

Section 9.09 .  No Third-Party Beneficiaries.  This Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, except that the provisions of Section 6.07 shall inure to the benefit of and be enforceable by the persons described therein.

Section 9.10 .  Binding Effect.  This Agreement shall not be binding upon the Companies unless and until the Investment  Agreement and Bidding Procedures Order shall have been entered.

Section 9.11 .  Company Disclosure Schedules.  (a) The Company may revise the Company Disclosure Schedules by delivering revised Company Disclosure Schedules to the Investor not later than ten (10) Business Days prior to the Closing Date.  Following receipt of such revised Company Disclosure Schedules, the Investor shall have a right to terminate this Agreement at any time prior to the date that is five (5) Business Days after its receipt of such revised Company Disclosure Schedules by delivering written notice of termination to the Company if the revised or additional disclosures set forth on such revised Company Disclosure Schedules would reasonably be expected to have a Material Adverse Effect.  This notice, if given, shall specify the information forming the basis for the decision to terminate.  The Company shall have five days after receipt of such notice to review with the Investor the information forming the basis of the decision to terminate and to attempt to agree on corrective measures, if any.  If the parties cannot agree on corrective measures within such five day period, then this Agreement shall terminate.  If this Agreement is not terminated as permitted by this Section, the Investor shall be deemed to have accepted such revisions, and the Company Disclosure Schedules delivered on the date hereof shall be deemed for all purposes to be superseded by the revised Company Disclosure Schedules.

(b) The Company has set forth information in the Company Disclosure Schedules in a section thereof that corresponds to the section of this Agreement to which it relates.  A matter set forth in one section of the Company Disclosure Schedules need not be set forth in any other section so long as its relevance to such other section of the Company Disclosure Schedules or section of the Agreement is reasonably apparent on the face of the information disclosed therein to the Investor.  The parties acknowledge and agree that (i) the Company Disclosure Schedules to this Agreement may include certain items and information solely for informational purposes for the convenience of the Investor and (ii) the disclosure by the Company of any matter in the Company Disclosure Schedules shall not be deemed to constitute an acknowledgment by the Company that the matter is required to be disclosed by the terms of this Agreement or that the matter is material.

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IN WITNESS WHEREOF, this Agreement has been executed on behalf of the parties hereto by their respective duly authorized officers, all as of the date first above written.

REPUBLIC AIRWAYS HOLDINGS INC.

By:	/s/ Bryan K. Bedford
Name: Bryan K. Bedford
Title: President, CEO

FRONTIER AILRINES HOLDINGS, INC.
FRONTIER AIRLINES, INC.

By:	/s/ Edward M. Christie, III
Name: Edward M. Christie, III
Title: Senior Vice President and Chief Financial Officer

LYNX AVIATION, INC.

By:	/s/ Matthew R. Henry
Name: Matthew R. Henry
Title: Corporate Secretary

EXHIBIT A

FORM OF INVESTMENT AGREEMENT AND BIDDING PROCEDURES ORDER

[Intentionally omitted]

EXHIBIT B

COMPANY DISCLOSURE SCHEDULES

[Intentionally omitted]

EXHIBIT C

INVESTOR DISCLOSURE SCHEDULES

[Intentionally omitted]

EXHIBIT D

FORM OF DISCLOSURE STATEMENT

[Intentionally omitted]

SCHEDULES

[Intentionally omitted]